Exhibit 10.2

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS

OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN

SEPARATELY FILED WITH THE COMMISSION.

ASSET PURCHASE AGREEMENT

By and Among

CAMBRIDGE DISPLAY TECHNOLOGY, INC.,

NEXT SIERRA, INC.

and

CERTAIN STOCKHOLDERS OF NEXT SIERRA, INC.

Dated as of December 22, 2006

i

SECTION 6.14. Seller’s Expenses	36

ARTICLE VII

CONDITIONS TO CLOSING

SECTION 7.01. Conditions to Obligations of Seller and the Stockholder	36
SECTION 7.02. Conditions to Obligations of Purchaser	37

ARTICLE VIII

INDEMNIFICATION

SECTION 8.01. Survival of Representations and Warranties	38
SECTION 8.02. Indemnification by Seller and the Stockholders	38
SECTION 8.03. Indemnification by Purchaser	39
SECTION 8.04. Limits on Indemnification	39
SECTION 8.05. Notice of Loss; Third Party Claims	40
SECTION 8.06. Offset Rights	41
SECTION 8.07. Tax Treatment of Indemnity Payments	41

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01. Termination	41
SECTION 9.02. Effect of Termination	42

ARTICLE X

REGISTRATION RIGHTS

SECTION 10.01. Registration Statement	42
SECTION 10.02. Registration Procedures	44
SECTION 10.03. Registration Expenses	45
SECTION 10.04. Indemnification	45
SECTION 10.05. Dispositions	46
SECTION 10.06. Assignment	47
SECTION 10.07. Termination of Registration Rights	47
SECTION 10.08. Waivers	47

ARTICLE XI

GENERAL PROVISIONS

SECTION 11.01. Notices	47
SECTION 11.02. Public Announcements	48
SECTION 11.03. Severability	49

SECTION 11.04. Entire Agreement	49
SECTION 11.05. Assignment	49
SECTION 11.06. Amendment	49
SECTION 11.07. Waiver	49
SECTION 11.08. No Third Party Beneficiaries	49
SECTION 11.09. Currency	50
SECTION 11.10. Governing Law and Consent to Jurisdiction	50
SECTION 11.11. Dispute Resolution	50
SECTION 11.12. Counterparts; Facsimile Signatures	50

SCHEDULES:

Schedule A	Stockholders’ Ownership and Indemnity Percentage
Schedule B	Allocation
Schedule C	Seller Capitalization Table
Schedule 1.01	Assumed Contracts
Schedule 2.01(a)	Purchased Assets
Schedule 2.01(b)	Excluded Assets
Schedule 3.01	Jurisdictions
Schedule 3.03(a)	Governmental Filings
Schedule 3.03(b)	No Violations
Schedule 3.04(a)	Convertible Securities
Schedule 3.04(b)	Option Rights
Schedule 3.04(c)	Sale or Transfer Rights
Schedule 3.05(a)	Financial Statements
Schedule 3.05(d)	Seller Liabilities
Schedule 3.06	Absence of Certain Changes
Schedule 3.07	Litigation
Schedule 3.08(a)	Compliance Law
Schedule 3.08(b)	Permits
Schedule 3.09	Environmental Matters
Schedule 3.10(a)	Patents, Copyrights, Marks and Seller IP Agreement
Schedule 3.10(e)	Employee Assignment Contracts
Schedule 3.10(h)	Copyrights
Schedule 3.11	Personal Property
Schedule 3.12	Seller Leases
Schedule 3.13(a)	Employee Benefit Matters
Schedule 3.13(b)	Agreements Covering Designated Employees
Schedule 3.13(e)	Plans
Schedule 3.14	Labor Matters
Schedule 3.15	Taxes
Schedule 3.16(a)	Material Contracts
Schedule 3.16(b)	Violations of Material Contracts
Schedule 3.16(d)	Preferential Rights to Acquire Purchased Assets
Schedule 3.17	Insurance

Schedule 3.18	Brokers and Finders
Schedule 3.19(a)	Affiliate Arrangements
Schedule 3.19(b)	Material Interests in the business of Seller
Schedule 3.21	Products Liability and Warranty Liability
Schedule 4.03	Stockholder Litigation
Schedule 5.03	Purchaser Litigation
Schedule 6.01	Conduct of Business
Schedule 6.08	Customer and Other Third Party Consents
Schedule 6.09	Termination of Certain Agreements
Schedule 6.14	Seller’s Expenses

EXHIBITS:

Exhibit A	Forms of Employment Agreements
Exhibit B-1	Form of Page Noncompete Agreement
Exhibit B-2	Form of Seller Noncompete Agreement
Exhibit C	Form of Bills of Sale

v

This Asset Purchase Agreement (together with the Exhibits and Schedules, and as amended, modified or supplemented from time to time, this “Agreement”) dated as of December 22, 2006 is by and among Next Sierra, Inc., a California corporation (“Seller”), Seller’s stockholders listed on the signature pages of this Agreement (the “Stockholders”) and Cambridge Display Technology, Inc., a Delaware corporation (“Purchaser”). Capitalized terms used in this Agreement are defined in Section 1.01 or otherwise referenced in Section 1.02.

RECITALS

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, on the terms and subject to the conditions set forth herein, the assets of Seller described herein, and Seller wishes Purchaser to assume certain of Seller’s liabilities, which Purchaser would agree to assume on the terms and subject to the conditions set forth herein;

WHEREAS, each of the Stockholders has agreed to approve the sale of all or substantially all of the assets of Seller and this Agreement and the other Transaction Agreements to which such Stockholder is, or is specified to be, a party at Closing, subject to the conditions set forth herein and therein;

WHEREAS, as a condition and inducement to Purchaser to enter into this Agreement and incur the obligations set forth herein, concurrently with Closing, the Designated Employees have entered into employment agreements with Purchaser and each of Page and Seller shall have entered into agreements with Purchaser not to compete, in each case as provided herein;

WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with this Agreement and the other Transaction Agreements to which each is, or is specified to be, a party at Closing and also to prescribe various conditions to this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, Seller, the Stockholders and Purchaser hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. For purposes of this Agreement:

“Action” means any claim, action, suit, arbitration, inquiry, proceeding, or investigation by or before any arbitration tribunal or Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Assumed Contracts” means the contracts set forth (or, in the case of oral contracts, a description of the material terms of which are set forth) on Schedule 1.01.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

“CDT Shares” means the shares of Purchaser Common Stock deliverable to Seller pursuant to and in accordance with the terms of this Agreement.

“Closing CDT Shares Purchase Price” means an amount equal to $160,000 payable in CDT Shares.

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“Commission” means the United States Securities and Exchange Commission.

“Constructive Termination” means, with respect to any Designated Employee, any of the following: (i) any material adverse change in the title, responsibilities or authority of such Designated Employee; (ii) any material reduction in or failure to pay such Designated Employee’s compensation or material reduction in or failure to provide agreed benefits, each as set forth in such Designated Employee’s Employment Agreement; (iii) relocation of such Designated Employee’s own office more than 25 miles from its location as of the date hereof (or from such other locations to which such Designated Employee agreed to relocate); or (iv) Purchaser’s instruction to such Designated Employee to perform duties in violation of law; provided, however, that no act or omission described in clauses (i) through (iv) above shall constitute Constructive Termination with respect to such Designated Employee unless such Designated Employee gives Purchaser written notice of such act or omission and Purchaser fails to cure such act or omission within 30 days after delivery of such notice (except that such Designated Employee shall not be required to provide such notice more than once in cases of repeated acts or omissions).

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Conveyance Taxes” means any (i) sales, use, value added, transfer, stamp, stock transfer, real property transfer, documentary, recording, conveyance, personal property transfer, intangible property transfer, gross receipts, registration, duty or similar fees or Taxes or governmental charges (together with any interest or penalty, addition to Tax or additional amount imposed), including any payments made in lieu of any such amounts, (ii) liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group and (iii) liability for the payment of any amounts as a result of an express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (i) or (ii).

“Designated Employees” means Page, Stefan Wurster, Gordon Priatko, David Warren and Kathy Guerra.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and Tax liens), charge, lease, license, encumbrance, easement, adverse claim, reversion, restrictive covenant, condition or restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, other than any license of Intellectual Property.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exploit” means to make, have made, offer to sell, sell, have sold, use, import, make public, reproduce, transmit, extract, distribute (by sale or other transfer, or by rental, lease or lending), prepare derivative works of (including, without limitation, translation, dubbing or undertitling), perform or display publicly, and including the right to have done and authorize third parties to do any of the aforementioned acts.

“***”

“First Milestone” means a proof of concept system for the TMA Project comprised of “***”

“First Milestone Amount” means an amount equal to $ “***” payable in CDT Shares, subject to reduction as set forth in Section 2.03(b).

“First Milestone Completion Date” means the date of completion of the First Milestone to the reasonable satisfaction of Purchaser, but only if such date is no later than “***”; provided, however, that if “***”, then such date of “***” shall be extended by the number of days from “***” to the date that “***”, but in no event later than “***”; provided further, however, that any of the dates referred to in this defined term may be extended by Purchaser in its sole discretion.

“Governing Documents” means, with respect to a Person, (i) its articles or certificate of incorporation and bylaws (or equivalent creation, formation, or organizational documents) and (ii) any amendment or supplement to the foregoing.

“Governmental Authorizations” means any governmental authorization arising out of or relating to any of the Purchased Assets or Seller’s business.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Indebtedness” means, with respect to any Person, (a) all obligations of such Person for principal of, interest on, and premium (if any), whether or not contingent, for

***    CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION

borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (e) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities and (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (g) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by such Person.

“Indemnity Percentage” means for each Stockholder, the percentage set forth opposite the name of such Stockholder on Schedule A.

“Intellectual Property” means:

(a) all patents (including all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof), patent applications, registered and unregistered inventions and discoveries that may be patentable (collectively, “Patents”);

(b) the names, all fictional business names, trading names, logos, slogans, registered and unregistered trademarks, registered and unregistered service marks, registered and unregistered trade names, registered and unregistered trade dress and registered and unregistered domain names, together with the goodwill associated therewith, and any registrations or applications for registration of trademarks or service marks (collectively, “Marks”);

(c) all works of authorship, copyrights in published and unpublished works, including, without limitation, copyrights in computer software, and any registrations or applications for registration of such copyrights (collectively, “Copyrights”); and

(d) all know-how, trade secrets, confidential and proprietary information, customer lists, software, technical information, data, process technology, product designs, drawings, plans and blue-prints (collectively, “Trade Secrets”).

“IRS” means the Internal Revenue Service of the United States.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, Governmental Order, requirement or rule of law (including common law).

“Lease” means that certain lease dated as of June 4, 2003 by and between MV TECHNOLOGY PARK, LLC, a Delaware limited liability company (successor to Mountain View Technology Park, LLC), and Seller.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Licensed Intellectual Property” means all Intellectual Property that Seller is licensed to use pursuant to Seller IP Agreements.

“Losses” means (i) in the case of Article VIII, all losses, damages, costs and reasonable expenses (including reasonable fees and expenses of counsel including both those incurred in connection with the defense or prosecution of the indemnifiable claim and those incurred in connection with the enforcement of Article VIII, whether or not related to a Third Party Claim) and (ii) in the case of Article X, any losses, claims, damages, expenses or liabilities (including reasonable fees and expenses of counsel).

“Material Adverse Effect” means any change, event, violation, inaccuracy, circumstance or effect (whether alone or together with other changes, events, violations, inaccuracies, circumstances or effects) that is or would reasonably be expected to be materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), business, liabilities, results of operations or prospects of Seller, including any change that results from changes affecting generally the industry or industries in which Seller participates or the U.S. economy as a whole.

“Owned Intellectual Property” means all Intellectual Property owned by Seller.

“Page” means Mr. Richard A. Page, President and Chief Financial Officer of Seller.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Purchaser Common Stock” means Purchaser’s common stock, par value $0.01 per share.

“Representative” means, with respect to a particular Person, any accountant, advisor (financial or otherwise), agent, consultant, director, employee, legal counsel, manager, officer or other representative of that Person and, with respect to Purchaser, also means any prospective lender and their accountants, advisors (financial or otherwise), agents, consultants, directors, employees, legal counsel, managers, officers or other representatives.

“Second Milestone” means “***”

“Second Milestone Amount” means an amount equal to $”***” payable in CDT Shares “***” in CDT Shares valued in accordance with Section 2.02(b), subject to reduction as set forth in Section 2.03(b).

***    CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION

“Second Milestone Completion Date” means the date of completion of the Second Milestone to the reasonable satisfaction of Purchaser, but only if such date is no later than “***”; provided, however, that if the First Milestone Completion Date has been extended by a number of days because the Drivers have not been supplied as provided in the defined term therefor, then the Second Milestone Completion Date shall be extended by the same number of days; provided further, however, that any of the dates referred to in this defined term may be extended by Purchaser in its sole discretion.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Security Deposit Amount” means $“***”.

“Seller IP Agreements” means all contracts and agreements relating to Intellectual Property, to which Seller is a party or by which Seller is bound, including, without limitation, any licenses of Intellectual Property relating to the Purchased Assets (i) from Seller to any third party and (ii) to Seller from any third party, except for any licenses implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $5,000 under which Seller is a licensee.

“Seller Representative” means a Person that (a) is acting as a trustee or other representative of Seller, as designated in writing to Purchaser by or on behalf of Seller, to receive the Purchase Price (or any portion thereof), (b) is neither a Stockholder or an Affiliate, relative, spouse or relative of such spouse of such Stockholder nor has the same principal residence as such Stockholder and (c) is reasonably satisfactory to Purchaser.

“Seller Intellectual Property” means the Owned Intellectual Property and the Licensed Intellectual Property.

“Subsidiary” means any Person of which Seller (a) owns, directly or indirectly, (i) 50% or more of the outstanding common stock or other interests, the holder of which is entitled to vote for the election of the board of directors or other governing body of such Person or (ii) outstanding common stock or other interests having the power to elect a majority of such Person’s board of directors or other governing body or (b) otherwise has the power to direct the business and policies.

“Tax” or “Taxes” means (i) any taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, capital, sales, goods and services, use, ad valorem, franchise, profits, stamp, license, withholding, employment, payroll, premium, value added, property or windfall profits taxes, surtaxes, environmental, transfer taxes, social security taxes, national health contributions, pension and employment insurance contributions, customs, duties or similar fees, assessments or charges of any kind whatsoever (together with any interest or penalties, additions to tax or additional amounts imposed) by any Governmental Authority, including any payments made in lieu of any such Taxes or governmental charges and (ii) liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined, unitary or

***    CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION

aggregate group and (iii) liability for the payment of any amounts as a result of an express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (i) or (ii).

“Tax Return” means any return, declaration, report, election, statement or information return and including any amendment, schedule, attachment, part, supplement, appendix and exhibit thereto, made, prepared, filed or required to be filed with any Governmental Authority with respect to Taxes.

“TMA Project” means Purchaser’s project to develop its total matrix addressing technology into commercial applications for organic light emitting diodes.

“Transaction Agreements” means, collectively, this Agreement, the Bills of Sale, the Employment Agreements, the Page Noncompete Agreement and the Seller Noncompete Agreement.

“***”

“***”

Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
“Advice”	10.05
“Affiliate Arrangements”	3.19(a)
“Agreement”	Preamble
“Allocation”	2.05
“Bills of Sale”	2.07(d)
“CDT Shares Purchase Price”	2.02(a)
“Closing”	2.06
“Closing Date”	2.06
“Closing Deadline”	9.01(b)
“Controlled Group”	3.13(c)
“Effective Date”	10.01(d)
“Effectiveness Period”	10.01(b)
“Employment Agreements”	2.07(a)
“Environmental Laws”	3.09(b)
“ERISA”	3.13(c)
“Excluded Assets”	2.01(b)
“Exclusivity Agreement”	6.04
“Financial Statements”	3.05(a)
“GAAP”	3.05(a)
“Governmental Authority”	3.03(a)

***    CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION

Definition	Location
“Hazardous Substance”	3.09(c)
“Holder”	10.01(c)
“Indemnified Party”	8.05(b)
“Indemnifying Party”	8.05(b)
“Material Contracts”	3.16(a)
“Page Noncompete Agreement”	2.07(b)
“PBGC”	3.13(c)
“Permits”	3.08(b)
“Personal Property”	3.11
“Prospectus”	10.01(d)
“Purchase Price”	2.02(a)
“Purchased Assets”	2.01(a)
“Purchaser”	Preamble
“Purchaser Indemnified Party”	8.02
“Reference Balance Sheet”	3.05(a)
“Registration Statement”	10.01(a)
“Seller”	Preamble
“Seller Equity”	3.04(a)
“Seller Indemnified Party”	8.03
“Seller Leased Property”	3.12
“Seller Leases”	3.12
“Seller Noncompete Agreement”	2.07(c)
“Stockholders”	Preamble
“Third Party Claim”	8.05(b)
“Transferred Employees”	6.06

SECTION 1.02. Interpretation and Rules of Construction . In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g) references to a Person are also to its successors and permitted assigns; and

(h) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II

PURCHASE AND SALE

SECTION 2.01. Purchased Assets

(a) Subject to the terms and conditions of this Agreement, in reliance on the representations, warranties, covenants and agreements of Purchaser made hereunder, and in consideration of the purchase by Purchaser described herein, at Closing, and effective as of the Closing Date, Seller shall sell, convey, transfer, assign and deliver to Purchaser, free and clear of all Liabilities and Encumbrances, and Purchaser shall purchase and acquire from Seller, all of Seller’s right, title and interest in, to and under all of Seller’s assets (including, without limitation, the Seller’s Intellectual Property), privileges, properties and rights, real, personal or mixed, tangible or intangible, of every character, description and kind, wherever located, arising out of or relating to Seller’s business, including those listed on Schedule 2.01(a), but expressly excluding the Excluded Assets (collectively, the “Purchased Assets”). Notwithstanding the foregoing, the sale, conveyance, transfer, assignment and delivery of the Purchased Assets pursuant to this Agreement shall not include the assumption of any Liability relating to any of the Purchased Assets unless Purchaser expressly assumes such Liability pursuant to Section 2.01(c).

(b) Excluded Assets. Notwithstanding anything contained in Section 2.01(a) or elsewhere in this Agreement to the contrary, the right, title and interest of Seller in, to and under the assets listed on Schedule 2.01(b) (collectively, the “Excluded Assets”) are not part of the Purchased Assets.

(c) No Liabilities. Notwithstanding anything in this Agreement to the contrary, except to the extent set forth in Section 2.01(d), Purchaser shall not assume any, and Seller shall be responsible for the discharge, payment, performance, retention and satisfaction of all, Liabilities of Seller, including those arising out of or relating to this Agreement and the transactions contemplated hereby.

(d) Assignments. On the terms and subject to the conditions set forth in this Agreement and the other Transaction Agreements, at Closing, Seller shall transfer, assign and convey to Purchaser all of its rights and obligations under the Purchased Assets and Purchaser shall accept the assignment of all of Seller’s rights and obligations thereunder, in each case to the extent such obligations arise out of and relate to any period after the Closing Date. Notwithstanding the foregoing, Seller shall assign such rights and obligations only to the extent that such rights and obligations are assignable under such Assumed Contracts and Governmental Authorizations and applicable Law, and no action hereunder shall constitute an assignment thereof except to such extent or if such assignment would otherwise constitute a breach or other contravention of the rights of a third party, would be ineffective with respect to any party to such Assumed Contract or Governmental Authorization or would in any way adversely affect the rights of Purchaser under such Assumed Contract or Governmental Authorization. To the extent the consent of any Person is required pursuant to the terms of such Assumed Contract or Governmental Authorization or applicable Law, no assignment or attempted assignment will be deemed to have been effected by the provisions of this Agreement until such consent is obtained. Seller and Purchaser shall cooperate with each other to effect any reasonable arrangement designed to provide Purchaser the benefit of, and permit it to assume the Liabilities and obligations under any Assumed Contract or Governmental Authorization for which the consent to such transfer is required and not obtained prior to Closing. To the extent any Assumed Contract or Governmental Authorization may not be assigned to Purchaser by reason of the absence of any required consent, Purchaser shall not assume any Liabilities arising under such Assumed Contract or Governmental Authorization. Subject to the provisions of this Agreement and the other Transaction Agreements, to the extent, and only to the extent, the assignment of an Assumed Contract or Governmental Authorization is effective as set forth above, Purchaser shall be responsible for the Liabilities, if any, thereunder arising out of and relating to any period after the Closing. To the extent that applicable Law permits such an assignment and the consent of any Person is required, Seller shall (at its own expense) deliver to, and obtain from, the applicable Person the required consent in accordance with the terms and conditions of the applicable Assumed Contract or Governmental Authorization, and shall use commercially reasonable efforts to obtain any required consents, upon terms substantially similar to those enjoyed by Seller under such Assumed Contract or Governmental Authorization on or prior to the Closing Date. To the extent that applicable Law does not permit Seller to assign any Assumed Contract or Governmental Authorization that would otherwise constitute a Purchased Asset, Seller shall hold such Assumed Contract or Governmental Authorization as trustee for Purchaser and shall (i) provide to Purchaser, at the request of Purchaser, the benefits of any such Assumed Contract or Governmental Authorization, and (ii) enforce and perform, at the request and reasonable expense of Purchaser, for the account of Purchaser, any rights or obligations of Seller arising from any such Assumed Contract or Governmental Authorization against or in respect of any third party, including the right to elect to terminate any Assumed Contract or Governmental Authorization in accordance with the terms thereof upon the advice of Purchaser, or otherwise enter into with Purchaser such other arrangements sufficient to provide equivalent benefits and burdens to Purchaser; provided that Purchaser shall reimburse Seller for reasonable out-of-pocket expenses incurred by Seller in connection with entering into any such other arrangement, as offset by any expenses not incurred by reason of the termination of such Assumed Contract or Governmental Authorization.

SECTION 2.02. Consideration.

(a) Subject to the terms and conditions of this Agreement, in reliance on the representations, warranties, covenants and agreements of the parties made hereunder, and in consideration for the sale, conveyance, transfer, assignment and delivery of the Purchased Assets by Seller pursuant to 2.01(a), Purchaser agrees that it will pay (i) $1,600,000 (less the reductions and offsets provided in this Agreement, if any, payable in CDT Shares to Seller (the “CDT Shares Purchase Price”), plus (ii) the “***”, if any, payable to “***” (collectively, the “Purchase Price”).

(b) For the purposes of determining the aggregate number of CDT Shares that may be issued or delivered pursuant to this Agreement, a share of CDT Shares shall be valued at the average daily closing price of a share of Purchaser Common Stock on the Nasdaq Global Market for the five trading days ending on the second Business Day prior to the Closing Date.

SECTION 2.03. Payment of Purchase Price.

(a) Subject to the satisfaction or waiver of the conditions set forth in Article VII, Purchaser shall issue and deliver or caused to be paid the Purchase Price as follows:

(i) Closing Payment. On the Closing Date, Purchaser shall cause the transfer agent for the Purchaser Common Stock to deliver to Seller or, upon the direction of Seller, the Seller Representative satisfactory evidence of the issuance of a stock certificate representing the Closing CDT Shares Purchase Price;

(ii) First Milestone Payment. Subject to Article VIII, on the First Milestone Completion Date, Purchaser shall deliver or caused to be delivered to Seller, the First Milestone Amount (if any);

(iii) Second Milestone Payment. Subject to Article VIII, on the Second Milestone Completion Date, Purchaser shall deliver or caused to be delivered to Seller, the Second Milestone Amount (if any); and

(b) “***”

(c) Notwithstanding anything contained in this Section 2.03 or elsewhere in this Agreement to the contrary, Purchaser may (at its sole discretion) terminate the TMA Project at any time; provided, however, that:

(i) if Purchaser terminates the TMA Project prior to the First Milestone Completion Date, Purchaser shall pay the First Milestone Amount promptly after such termination, but shall have no obligation to pay the Second Milestone Amount; and

***    CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION

(ii) if Purchaser terminates the TMA Project after “***”, Purchaser will be obligated to pay promptly after such termination “***” of the Second Milestone Amount for each full calendar month (or the pro rata amount thereof for any period less than a full calendar month based on the number of days elapsed in such month) elapsed from “***” until the date of such termination (the aggregate of such payments shall in no event exceed the full amount of the Second Milestone Amount)

SECTION 2.04. Withholding Rights. Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable to Seller pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or under any provision of any state or foreign Law with respect to Taxes. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller in respect of which such deduction and withholding was made by Purchaser.

SECTION 2.05. Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets in accordance with their respective fair market values (the “Allocation”), which Allocation shall be consistent with Section 1060 of the Code. Schedule B sets forth the Allocation. In the event that an adjustment to the Purchase Price is made, the allocation of the Purchase Price shall be revised accordingly by Purchaser and presented to Seller for approval (which approval shall not be unreasonably withheld). Each of Purchaser and Seller (i) shall, to the extent applicable, execute and deliver all tax returns, and prepare all financial statements, returns and other instruments in a manner that is consistent with the Allocation, (ii) shall not, to the extent applicable, take any position before any Tax authority or in any judicial proceeding that is inconsistent with the Allocation, and (iii) shall use its commercially reasonable efforts to assist the other in any proceedings before any Tax authority in respect of the Allocation.

SECTION 2.06. Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Purchased Assets and the consummation of the other transactions provided herein ( “Closing”) shall take place at the offices of Pillsbury Winthrop Shaw Pittman LLP, 1540 Broadway, New York, New York 10036 at 10:00 a.m. New York time on January 3, 2007 or the date of the satisfaction or waiver of all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery of any documents deliverable at Closing), or such other date as may be mutually agreeable to the Parties (the “Closing Date”).

SECTION 2.07. Closing Deliveries by Seller. At Closing, Seller shall deliver to Purchaser:

(a) an employment agreement duly executed by each of the Designated Employees substantially in the form set forth on Exhibit A (the “Employment Agreements”);

***    CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION

(b) a noncompetition agreement duly executed by Page substantially in the form set forth on Exhibit B-1 (the “Page Noncompete Agreement”);

(c) a noncompetition agreement duly executed by Seller substantially in the form set forth on Exhibit B-2 (the “Seller Noncompete Agreement”);

(d) the Bills of Sale, Assignment and Assumption Agreement substantially in the form set forth on Exhibit C, to be duly executed at Closing by Seller, and, in each case reasonably satisfactory to Purchaser (the “Bills of Sale”) (including, without limitation, assignments with respect to each of the Assumed Contracts, the Seller’s Intellectual Property and other agreements and rights to be assigned to Purchaser hereunder, and, in each case, in a form reasonably satisfactory to Purchaser);

(e) a certificate of good standing of Seller dated not earlier than five days prior to the Closing Date;

(f) s certificate of a duly authorized officer of Seller certifying all facts necessary to exempt the transactions contemplated hereby from withholding pursuant to the provisions of the Foreign Investment in Real Property Tax Act; and

(g) a certificate of a duly authorized officer of Seller and the Stockholders certifying as to the matters set forth in Sections 7.02(a) and 7.02(b), respectively;

(h) such other instruments and documents (including the Transaction Agreements), in form and substance reasonably acceptable to Purchaser as may be necessary to effect the transaction contemplated by this Agreement and Closing.

SECTION 2.08. Closing Deliveries by Purchaser. At Closing, Purchaser shall deliver to Seller:

(a) a certificate representing the CDT Shares in the amount of the Closing CDT Shares Purchase Price.

(b) the Bills of Sale duly executed by Purchaser;

(c) such other instruments and documents (including the Transaction Agreements), in form and substance reasonably acceptable to Seller as may be necessary to effect the transaction contemplated by this Agreement and Closing; and

(d) a certificate of a duly authorized officer of Purchaser certifying as to the matters set forth in Sections 7.01(a) and 7.01(b).

SECTION 2.09. Conveyance Taxes. All Conveyance Taxes incurred or payable, or that become payable, in connection with the transactions contemplated by this Agreement or any other Transaction Agreement shall be paid by Seller, except that any sales tax imposed by the state of California payable in connection with such transaction shall be paid by Purchaser. Each party shall use commercially reasonable efforts to avail itself of any available exemptions from any such Conveyance Taxes, and to cooperate with the other parties in providing any information and documentation that may be necessary to obtain such exemptions.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF SELLER AND THE STOCKHOLDERS

The Stockholders, severally and not jointly, and Seller hereby represent and warrant to Purchaser that:

SECTION 3.01. Organization of Seller; Authority; Due Execution. (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate or similar power and authority to own and operate its properties and assets, and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except such other jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Material Adverse Effect. Seller has made available to Purchaser a complete and correct copy of its Governing Documents as amended or supplemented to date. Such Governing Documents so delivered are in full force and effect. Seller is not in violation of any of the provisions of its Governing Documents. Schedule 3.01 contains a correct and complete list of each jurisdiction where Seller is qualified or licensed to do business. Seller has made available to Purchaser complete and accurate copies of the minutes of all meetings of the stockholders of Seller, the board of directors of Seller and the committees thereof. The minute books and other similar records of Seller contain accurate summaries of all actions taken at any meetings of the stockholders of Seller, the board of directors of Seller and the committees thereto, and include all written consents executed in lieu of the holding of any such meeting.

(b) Seller has all requisite corporate power and authority to enter into this Agreement and the other Transaction Agreements to which it is, or is specified to be, a party at Closing and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and any other Transaction Agreements to which it is, or is specified to be, a party at Closing have been duly and validly adopted and approved by the board of directors and stockholders of Seller and no other corporate proceedings on the part of Seller is necessary to authorize the execution, delivery and performance of this Agreement and any other Transaction Agreements to which it is, or is specified to be, a party at Closing, and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of the other Transaction Agreements to which it is a party when executed and delivered will constitute a valid, binding and enforceable obligation of Seller, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

SECTION 3.02. Subsidiaries. Seller has no Subsidiaries, does not own any capital stock or other equity interest in any third party and is not a general partner in any partnership or a coventurer in any joint venture or other business enterprise.

SECTION 3.03. Government Filings; No Violation. (a) Except as set forth on Schedule 3.03(a), no notices, reports or other filings are required to be made with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Seller from any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any Tax, regulatory or governmental or quasi-governmental authority (a “Governmental Authority”), in connection with the execution, delivery and performance of any transactions contemplated by this Agreement or any other Transaction Agreement by Seller.

(b) Except as set forth on Schedule 3.03(b), the execution, delivery and performance of this Agreement and any other Transaction Agreements to which it is, or is specified to be, a party at Closing does not, and the consummation of the transactions contemplated by this Agreement and any other Transaction Agreements to which it is, or is specified to be, a party at Closing will not, constitute or result in (A) a breach or violation of, or a default (with or without notice, lapse of time or both) under, Seller’s Governing Documents, (B) (with or without notice, lapse of time or both) a breach or violation of, or a default under, the acceleration of any obligations under, or the creation of an Encumbrance on any assets of Seller pursuant to any Material Contract that is binding upon Seller or any Law or governmental or non-governmental permit or license to which Seller is subject or (C) triggering any change-in-control provisions adversely affecting the rights or obligations of Seller under any of Seller’s Material Contracts.

SECTION 3.04. Capitalization. (a) As of the date hereof, the authorized capital stock of Seller consists of (i) 20,000,000 shares of common stock, of which 3,361,273 shares are issued and outstanding, and (ii) 5,000,000 shares of preferred stock, of which 2,672,727 shares, designated as Series A, are issued and outstanding, and 333,333 shares, designated as Series B, are issued and outstanding (collectively, “Seller Equity”). All issued and outstanding shares of capital stock of Seller are validly issued in compliance with applicable Laws, fully paid and non-assessable. As of the date hereof no shares of capital stock are held by Seller as treasury shares. Schedule C as of the date of this Agreement accurately reflects the ownership of all issued and outstanding capital stock of Seller. Except as set forth on Schedule 3.04(a), Seller does not have outstanding any bonds, debentures, notes or other obligations or securities the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the stockholders of Seller.

(b) Except as set forth on Schedule 3.04(b), (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire from Seller any capital stock of Seller is authorized or outstanding, (ii) Seller has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares of its capital any evidences of indebtedness or assets of Seller, (iii) Seller has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares in its capital or any interest therein or to pay any dividend or to make any other distribution in respect thereof and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Seller.

(c) Except as set forth on Schedule 3.04(c), there is no agreement, written or oral, between Seller and any holder of its securities, or, to Seller’s knowledge, among any holders of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag along” rights), registration under the Securities Act or voting, of the capital stock of Seller or the distribution of any securities of Seller.

SECTION 3.05. Financial Statements; Undisclosed Liabilities. (a) Attached as Schedule 3.05(a) are the following financial statements of Seller (the “Financial Statements”): (i) the unaudited consolidated balance sheet of Seller for the fiscal years ended as of December 31, 2004 and December 31, 2005 and the related unaudited consolidated statement of income, (ii) the unaudited interim consolidated balance sheet of Seller as of November 30, 2006 (collectively, the “Reference Balance Sheet,” and the date of such balance sheet, the “Reference Balance Sheet Date”) and a consolidated statement of operations for the eleven months ended on the Reference Balance Sheet Date. The Financial Statements have been prepared primarily on a cash basis and not in accordance with U.S. generally accepted accounting principles (“GAAP”) The Financial Statements fairly present the consolidated financial condition, and results of operations of Seller as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of Seller. Seller has made available for inspection by Purchaser copies of all books of account relating to Seller.

(b) Neither Seller nor, to Seller’s knowledge, any director, officer, employee, auditor, accountant or representative of Seller, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether made in writing or made orally to any director, executive officer, or inside or outside legal counsel to Seller regarding the accounting or auditing practices, procedures, methodologies or methods of Seller or its internal accounting controls. No attorney representing Seller, whether or not employed by Seller, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Seller or any of their respective officers, directors, employees or agents to Seller’s board of directors or any committee thereof or to any director or officer of Seller. There have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of Seller’s chief executive officer, chief financial officer, general counsel or similar legal officer, Seller’s board of directors or any committee thereof.

(c) Seller is not a party to, and does not have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement.

(d) Seller has no Liabilities (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due or otherwise) of Seller, other than Liabilities reflected or reserved against on the Reference Balance Sheet or on Schedule 3.05(d), or incurred since October 31, 2006 in the ordinary course of business of Seller and reflected on the Reference Balance Sheet.

SECTION 3.06. Absence of Certain Changes. Except as set forth on Schedule 3.06, since the Reference Balance Sheet Date, there has not been any Material Adverse Effect. Seller has conducted its business only in the ordinary course and in substantially the same manner as previously conducted and Seller has not (a) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due relating to or affecting the Purchased Assets, (b) mortgaged, pledged or subjected to any other Encumbrance any of the Purchased Assets except in the ordinary course of business and consistent with prior practice or (c) sold, transferred, leased to others or otherwise disposed of any of the Purchased Assets (or committed to do any of the foregoing).

SECTION 3.07. Litigation. Except as set forth on Schedule 3.07, there are no Actions by or against Seller (or by or against any Affiliate thereof and relating to Seller’s business) or affecting Seller’s business pending before any arbitration tribunal or Governmental Authority (or, to Seller’s knowledge, threatened to be brought by or before any arbitration tribunal or Governmental Authority). None of the matters set forth on Schedule 3.07 has or has had a Material Adverse Effect or would affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby. Neither Seller nor any of its assets or properties is subject to any Governmental Order (nor, to Seller’s knowledge, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) or that would affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth on Schedule 3.07, there is no claim for indemnity under any Material Contract pending or, to Seller’s knowledge, threatened against Seller.

SECTION 3.08. Compliance with Laws; Permits. (a) Except as set forth on Schedule 3.08(a), Seller has conducted and continues to conduct its business in accordance with, in all material respects, all Laws and Governmental Orders applicable to Seller or the Purchased Assets, and Seller has not received any notice within the past two years that Seller is in material violation of any such Law or Governmental Order.

(b) Seller has in effect all approvals, authorizations, certificates, filings, franchises, consents, licenses, notices and permits of or with all Governmental Authorities (collectively, “Permits”) necessary for it to own, lease or operate its properties and other assets and to carry on its businesses and operations as presently conducted except for such Permits the failure of which to have would not have a Material Adverse Effect. All such Permits are set forth on Schedule 3.08(b). There has occurred no default under, or violation of, any such Permit which default or violation has had or could reasonably be expected to have a Material Adverse Effect, and each such Permit is in full force and effect. The execution, delivery and performance of this Agreement and the other Transaction Agreements to which it is, or specified to be, a party at Closing, and the consummation of the transactions contemplated hereby and thereby will not result in a violation of or default under and will not cause the revocation or cancellation of any such Permit. Seller has not received any communication nor does Seller have knowledge of any facts that have, or reasonably should have, led it to believe that any such Permit is not currently in good standing. Seller has kept all required records and has filed with Governmental Authorities all required notices, supplemental applications and annual or other reports required for the operation of Seller’s business except where failure to do so would not have a Material Adverse Effect.

SECTION 3.09. Environmental Matters. (a) Except as disclosed on Schedule 3.09: (i) to Seller’s knowledge, Seller has complied in all material respects with all applicable Environmental Laws; (ii) Seller has not released, stored or disposed of any Hazardous Substance; (iii) Seller has not received any written notice, demand, letter, claim or request for information alleging that it may be in violation of or liable under any Environmental Law; (iv) to Seller’s knowledge, Seller is not subject to any Governmental Order or other arrangements with any Governmental Authority or an indemnitor of any third party indemnitee for any liability under any Environmental Law or relating to Hazardous Substances; (v) to Seller’s knowledge, there are no circumstances or conditions involving Seller that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any of its property pursuant to any Environmental Law; (vi) to Seller’s knowledge, none of the properties Seller leases or otherwise occupies contain any underground storage tanks, asbestos-containing material, lead-based paint, or polychlorinated biphenyls in violation of any Environmental Law or that would reasonably be expected to result in liability under any Environmental Law; and (vii) Seller has not engaged in any activities involving the generation, use, handling or disposal of any Hazardous Substances in violation of any Environmental Law or that would reasonably be expected to result in any liability under any Environmental Law.

(b) As used herein, the term “Environmental Law” means any federal, state, local or foreign law, regulation, treaty, order, decree, permit, authorization, policy, opinion, common law or agency requirement applicable to Seller relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources or exposure to any harmful or hazardous material, (B) the handling, use, presence, disposal, release or threatened release of any chemical substance or waste water or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

(c) As used herein, the term “Hazardous Substance” means any substance that is: (A) listed, classified or regulated in any concentration pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance that may be the subject of regulatory action by any Governmental Authority pursuant to any Environmental Law.

SECTION 3.10. Intellectual Property. (a) Schedule 3.10(a) contains an accurate and complete lists of all (i) Seller Intellectual Property (other than Trade Secrets) and (ii) Seller IP Agreements, copies of which Seller has made available to Purchaser.

(b) The Seller Intellectual Property includes all those rights necessary for the operation of Seller’s business as presently conducted and as reflected in all written business plans given to Purchaser. To Seller’s knowledge, Seller is the exclusive owner of all right, title and interest in and to the Owned Intellectual Property, free and clear of all Encumbrances, and has the right to use without payment to a third party all of the Seller Intellectual Property. The Seller Intellectual Property is (i) to Seller’s knowledge, valid and enforceable and (ii) to Seller’s knowledge, not subject to any determination or dispute adversely affecting Seller’s use thereof or rights thereto. Seller owns or has a valid license to use Seller Intellectual Property in connection with the operation of Seller’s business as presently conducted and as reflected in any written business plans given to Purchaser. Seller has not undertaken or failed to undertake any acts, and, to Seller’s knowledge, no circumstances or grounds exist, that would invalidate, reduce or eliminate, in whole or in part, the enforceability or scope of, Seller’s entitlement to Exploit the Seller Intellectual Property.

(c) To Seller’s knowledge, the conduct of Seller’s business as presently conducted or as reflected in any written business plans given to Purchaser will not interfere with, infringe upon, misappropriate, or otherwise breach the rights of any third party. There are no disputes by any third party against Seller known to Seller, nor has Seller received any notice of any such dispute, and to Seller’s knowledge there exists no circumstances or grounds upon which any such claim could be asserted, as pertaining to the conduct of Seller’s business. Seller has not received written notice of any dispute pending, nor, to Seller’s knowledge, is any such dispute threatened, against Seller concerning the ownership, validity, registerability or enforceability of any of the Seller Intellectual Property (other than the review of pending patent and trademark applications). To Seller’s knowledge, no circumstances or grounds exist that would give rise to such a dispute. To Seller’s knowledge, no Seller Intellectual Property is subject to any outstanding injunction, judgment, order, decree, ruling, charge, settlement, or other disposition of dispute, and Seller has complied with, paid and otherwise satisfied all such obligations. To Seller’s knowledge, no Person is engaging in any activity that infringes or misappropriates any Seller Intellectual Property.

(d) Seller has not received written notice of any dispute or disagreement, and to Seller’s knowledge, no such disputes or disagreements are threatened, with respect to any Seller IP Agreement. To Seller’s knowledge, each Seller IP Agreement is legal, valid, binding, enforceable, and in full force and effect. Neither Seller, nor, to Seller’s knowledge, any other parties to a Seller IP Agreement, is/are in breach, and to Seller’s knowledge no circumstances or grounds exist that would give rise to a claim of breach or right of recession, termination, revision, or amendment, of any Seller IP Agreement, including the signing of this Agreement. Seller has sole, exclusive and unencumbered rights under Seller IP Agreements, and has- not granted any Encumbrances on such Seller IP Agreements.

(e) Except as set forth on Schedule 3.10(e), all former and current employees of Seller have executed written contracts with Seller that assign to Seller all rights to any inventions, improvements, discoveries, or information relating to the business of Seller that are or were developed during the period of employment with Seller. To Seller’s knowledge, no employee of Seller has entered into a presently effective contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than Seller.

(f) Patents:

(i) Seller is the owner of all right, title, and interest in and to the Seller’s Patents, free and clear of all Encumbrances or other adverse claims.

(ii) All of the issued Patents of Seller are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), and are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within 90 days after Closing.

(iii) None of Seller’s Patents has been or is now involved in any interference, reissue, reexamination, or opposition proceeding known to Seller. To Seller’s knowledge, there is no potentially interfering patent or patent application of any third party.

(iv) To Seller’s knowledge, none of Seller’s Patents is infringed or, to Seller’s knowledge, has been challenged or threatened in any way. To Seller’s knowledge, none of the products manufactured and sold, nor any process or know-how used, by Seller infringes or is alleged to infringe any Patent or other propriety right of any other Person.

(v) All products made, used or sold under Seller’s Patents have been marked with the proper patent notice.

(g) Marks:

(i) To Seller’s knowledge, Seller is the owner of all right, title, and interest in and to each of Seller’s Marks, free and clear of all Encumbrances and other adverse claims.

(ii) All Marks of Seller that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after Closing.

(iii) None of Seller’s Marks has been or is now involved in any opposition, invalidation, or cancellation and, to Seller’s knowledge, no such action is threatened with respect to any of the Marks.

(iv) To Seller’s knowledge, there is no potentially interfering trademark or trademark application of any third party.

(v) To Seller’s knowledge, none of Seller’s Mark is infringed or has been challenged or threatened in any way. To Seller’s knowledge, none of Seller’s Marks infringes or is alleged to infringe any Mark of any third party.

(vi) All products and materials containing a Mark of Seller bear the proper federal registration notice where permitted by law.

(h) Copyrights:

(i) To Seller’s knowledge, Seller is the owner of all right, title, and interest in and to each of Seller’s Copyrights, free and clear of all Encumbrances and other adverse claims.

(ii) To Seller’s knowledge, all of Seller’s Copyrights are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after Closing.

(iii) To Seller’s knowledge, none of Seller’s Copyrights is infringed or, to Seller’s knowledge, has been challenged or threatened in any way. To Seller’s knowledge, none of the subject matter of any of Seller’s Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

(iv) Except as set forth on Schedule 3.10(h), all works encompassed by Seller’s Copyrights have been marked with the proper copyright notice.

(i) Trade Secrets:

(i) Seller has taken all reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets.

(ii) To Seller’s knowledge, Seller has good title and an absolute (but not necessarily exclusive) right to use its Trade Secrets. To Seller’s knowledge, no Trade Secret has been used, divulged, or appropriated by Seller, or any of its employees, either for the benefit of any Person (other than Seller) or to the detriment of Seller. None of Seller’s Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

SECTION 3.11. Personal Property. Seller has good title to, or holds by valid and existing lease or license, all of the tangible personal property (“Personal Property”) reflected on the Reference Balance Sheet or acquired by Seller after the Reference Balance Sheet Date, except with respect to assets disposed of in the ordinary course of business since such date, free and clear of any Encumbrances. The Personal Property owned or leased by Seller is sufficient in all material respects for the conduct of its business as presently conducted. The Personal Property owned or leased by Seller with an individual value of $3,000 or more is listed on Schedule 3.11. To Seller’s knowledge, each item constituting Personal Property is in all material respects free from defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

SECTION 3.12. Real Property. Seller does not now own or, at any time, has owned any real property. Schedule 3.12 sets forth a complete and correct list of all contracts and agreements of Seller relating to real property leased, subleased, licensed, operated or occupied by Seller, including the Lease (collectively the “Seller Leases”), and the location of the premises. The premises subject to the Seller Leases are hereinafter referred to as “Seller Leased Property.” Except as set forth in Schedule 3.12, neither Seller nor, to Seller’s knowledge, any other party is in default under any of the Seller Leases, nor, to Seller’s knowledge, does there exist any condition that, upon the passage of time or the giving of notice or both, would cause a default, nor has any waiver, indulgence or postponement of any of Seller’s obligations, as lessee, been granted by any owner of the Seller Leased Property. Except as set forth in Schedule 3.12, no Seller Leased Property is occupied by a third party other than Seller, and, to Seller’s knowledge, no third party has a right to occupy such property other than Seller. Seller has provided or made available to Purchaser complete and correct copies of all the Seller Leases, including all amendments thereto; and no term or condition of any of the Seller Leases has been modified, amended or waived except as shown in such copies. Except as set forth on Schedule 3.12, there are no transfers, mortgages or assignments by Seller in effect with respect to any of its interests in Seller Leases; and there are no other agreements or arrangements of which Seller is aware that materially affect Seller’s use or occupancy of any of the Seller Leased Property. To Seller’s knowledge, there is no pending or threatened condemnation or similar proceeding affecting any Seller Leased Property or any portion thereof, each Seller Leased Property is supplied with utilities and other services sufficient in all material respects to operate the business of Seller as presently conducted and the operations of Seller on the Seller Leased Property do not violate in any material manner any applicable building code, zoning requirement, or classification or statute relating to the particular property or such operations. The Seller Leased Property (a) is in substantially the same condition in which it was in immediately prior to the commencement of the related Seller Lease and otherwise in good operating condition and repair and is reasonably suitable for the conduct of business as presently conducted therein and (b) would not require any maintenance or other restoration or remediation by Seller if the related Seller Lease were terminated at the date of this Agreement.

SECTION 3.13. Employee Benefit Matters. (a) Schedule 3.13(a) attached hereto sets forth the name of each Designated Employee.

(b) Except as set forth on Schedule 3.13(b), Seller (i) is not a party to any collective bargaining agreement, employment or consulting agreement covering any Designated Employee and (ii) has not announced or otherwise made a commitment to create any bonus, option, deferred compensation, pension, profit-sharing, salary continuation, welfare benefit, severance, fringe benefit or retirement plan or arrangement covering any Designated Employee.

(c) The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereunder will not, in and of themselves, result in any obligation or liability (with respect to accrued benefits or otherwise) of Purchaser to any Transferred Employee, any employee or former employee of Seller or any other organization which is a controlled group of organizations (within the meaning of Section 414(b), (c), (m) or (o) of the Code) of which the Seller is a member (the “Controlled Group”), any plan or the Pension Benefit Guaranty Corporation (the “PBGC”). No amendment to, termination of, or withdrawal from, any Controlled Group plan, subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), at any time before or after the Closing Date by (i) Seller or any other member of the Controlled Group or (ii) any corporation or other entity if such plan was maintained, sponsored, or to which contributions were made by a member of the Controlled Group during any part of the 72-calendar-month period ending on the Closing Date, has or will subject Purchaser to any liability to any plan, the PBGC, the IRS, any current or former employee of the Seller or the Controlled Group or to any other Person.

(d) With respect to any Designated Employee, neither Seller nor any other member of the Controlled Group has at any time (i) contributed to (or been obligated to contribute to) any multiemployer plan within the meaning of section 3(37) of ERISA or (ii) been a party to any collective bargaining agreement.

(e) Except as set forth on Schedule 3.13(e), neither Seller nor any member of the Controlled Group maintains or has ever maintained a plan subject to Title IV of ERISA or section 412 of the Code.

SECTION 3.14. Labor Matters. Schedule 3.14 sets forth the name, current annual compensation rate (including bonus and commissions), title, current base salary rate, accrued sick leave and accrued vacation benefits of each present employee of Seller. Except as set forth on Schedule 3.14, no such employee is absent from work on long term disability leave, extended leave of absence or receiving workers’ compensation benefits. Schedule 3.14 further lists all such employees, as well as consultants, agents and independent contractors, covered by a currently effective employment, non-competition, consulting or severance agreement with Seller, and Seller has provided or made available to Purchaser current and complete copies of each such agreement, as well as copies of any confidentiality or other agreement covering proprietary processes, formulae or information applicable to any such Person. Seller is not a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Seller subject to an application or election regarding the acquiring of bargaining rights by any labor union or labor organization, nor is Seller the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to Seller’s knowledge, threatened, any labor strike, dispute, walkout, work stoppage, slowdown or lockout involving Seller. Seller is in compliance in all material respects with all applicable Laws respecting employment and employment practices, independent contractor arrangements, terms and conditions of employment, workers’ compensation, wages, hours of work and occupational safety and health. Except as set forth on Schedule 3.14, there is no action, suit or legal, administrative, arbitration, grievance or other proceeding pending or, to Seller’s knowledge, threatened, or, to Seller’s knowledge, any investigation pending or threatened against Seller relating to its employment practices or any of the applicable Laws described in this Section 3.14.

SECTION 3.15. Taxes. (a) All Tax Returns required to have been filed in respect of Seller have been duly and timely filed. All such Tax Returns are true, correct and complete. Except as provided on Schedule 3.15, all Taxes of Seller, whether or not shown as due on such Tax Returns, required to have been paid have been fully paid when due.

(b) Except as set forth on Schedule 3.15, Seller has received no notice of any audits, actions or proceedings currently pending, and, to Seller’s knowledge, there are no such audits, actions or proceedings threatened (including investigations) against Seller by any Governmental Authority for the assessment or collection of Taxes, no claim for the assessment or collection of Taxes has been asserted against Seller, and there are no matters under discussion, audit or appeal between Seller with any Governmental Authority with respect to the assessment or collection of Taxes. Any unpaid Taxes that have been claimed or imposed as a result of any examination of any Tax Return of Seller by any Governmental Authority are being contested in good faith and are fully described in Schedule 3.15. There are no Tax liens on any of the assets of Seller. Seller has not agreed to make any material adjustment under Code Section 481(a) (or analogous provision of Law) by reason of a change in accounting method or otherwise. No power of attorney is in effect with respect to Seller with respect to any matter relating to Taxes. Seller has not participated in a transaction that is described as a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(1). During the last three years, Seller has not been a party to any transaction to which Code Section 355 applied. Seller has not received any claim from any Governmental Authority in a jurisdiction in which Seller does not file Tax Returns that it may be subject to taxation by that jurisdiction. No adjustment relating to the timing of income, deductions, losses or credits of Seller has been made in writing by any Governmental Authority in any completed audit or examination that, by application of the result of such adjustment, could reasonably be expected to result in a material Tax liability for any subsequent period. Seller is not subject to any action or proceeding of a Governmental Authority imposing on Seller any obligations or liabilities with respect to another Person’s Taxes.

(c) Set forth in Schedule 3.15 is a list of the most recent examinations and audits by Governmental Authorities for each Tax for which Seller has been audited during the last five years. Seller has provided or made available to Purchaser true and complete copies of the final reports and notices of assessment of the relevant Governmental Authority for each such examination or audit showing the adjustments proposed and the basis asserted therefor.

(d) Except as set forth in Schedule 3.15, Seller has withheld or deducted all Taxes or other amounts from payments to employees or other persons required to be so withheld or deducted, and has timely paid over such Taxes or other amounts to the appropriate Governmental Authority to the extent due and payable.

(e) Except as set forth in Schedule 3.15, Seller has not entered into any agreement or other arrangement, or executed any waiver, providing for any extension of time within which (i) to file any Tax Return covering any Taxes for which it is or may be liable; (ii) to file any elections, designations or similar filings relating to Taxes for which it is or may be liable; (iii) it is required to pay or remit any Taxes or amounts on account of Taxes; or (iv) any Governmental Authority may assess or collect Taxes for which it is or may be liable. Except as set forth in Schedule 3.15, Seller has not entered into any agreement with, or provided any undertaking to, any Person, and no circumstances exist by reason of which Seller has assumed liability for the payment of Taxes owing by another Person, or has or may be liable for Taxes of another Person.

(f) The consummation of the transactions contemplated by this Agreement will not (either along with or upon the occurrence of any additional or subsequent events) result in a nondeductible expense to the Company pursuant to Section 280G of the Code or an excise tax to any employee of the Company pursuant to Section 4999 of the Code.

SECTION 3.16. Material Contracts. (a) Schedule 3.16(a) lists each of the following contracts and agreements of Seller (such contracts and agreements being “Material Contracts”):

(i) each contract or agreement for the purchase of goods by or for the furnishing of services to Seller or otherwise related to Seller’s business under the terms of which Seller: (A) is likely to pay or otherwise give consideration of more than $10,000 in the aggregate during the calendar year ended December 31, 2006, (B) is likely to pay or otherwise give consideration of more than $10,000 in the aggregate over the remaining term of such contract or (C) cannot be canceled by Seller without penalty or further payment and without more than 30 days’ notice;

(ii) each contract or agreement for the sale of goods by or for the furnishing of services by Seller that: (A) is likely to involve consideration of more than $10,000 in the aggregate during the calendar year ended December 31, 2006, (B) is likely to involve consideration of more than $10,000 in the aggregate over the remaining term of the contract or (C) cannot be canceled by Seller without penalty or further payment and without more than 30 days’ notice;

(iii) contract establishing or creating any partnership or joint venture with a third party;

(iv) contract providing for the indemnification of any current or former director, officer or employee of Seller, other than in the ordinary course of business;

(v) contract for or relating to the purchase or sale of assets or a business (other than the purchase or sale of assets in the ordinary course of business) pursuant to which any indemnification or other material obligation of Seller exists;

(vi) all material broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising contracts and agreements to which Seller is a party;

(vii) all management contracts and contracts with independent contractors or consultants (or similar arrangements) likely to exceed consideration of more than $10,000 in the aggregate to which Seller is a party and that are not cancelable without penalty or further payment and without more than 30 days’ notice;

(viii) all contracts and agreements relating to Indebtedness of Seller;

(ix) all contracts and agreements with any Governmental Authority to which Seller is a party;

(x) all contracts and agreements that contain covenants limiting or purporting to limit the ability of Seller to compete in any line of business or with any Person (in any geographic area or during any period of time) or, except as part of any confidentiality agreement entered into in the ordinary course of business, not to solicit or hire with respect to employment;

(xi) all contracts and agreements between or among Seller, on one hand, and any Affiliate of Seller, on the other hand;

(xii) all contracts and agreements providing for benefits to any employee;

(xiii) all material Seller IP Agreements; and

(xiv) all other contracts and agreements, whether or not made in the ordinary course of business, which are material to Seller or the conduct of Seller’s business, or the absence of which would have a Material Adverse Effect.

(b) Each Material Contract that requires the consent or waiver of a third party prior to consummation of the transactions contemplated by this Agreement in order to avoid a breach or violation of, or default under, such Material Contract is identified and marked by an asterisk on Schedule 3.16(a). Each Material Contract is a valid and binding obligation of Seller and is in full force and effect and enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. Except as disclosed in Schedule 3.16(b), neither Seller nor, to Seller’s knowledge, any other party to any Material Contract, is in violation of or in default under any Material Contract, nor, to Seller’s knowledge, has any event occurred or circumstance or condition exist, that (with or without notice, lapse of time or both) would reasonably be expected to (i) result in a violation of or default under any Material Contract, (ii) give any party the right to cancel or terminate or modify any Material Contract or (iii) give any party to any Material Contract the right to seek damages or other remedies. Except as set forth on Schedule 3.16(a), there have been no oral or written modifications, amendments or waivers with respect to of any of the terms of any of the Material Contracts.

(c) Seller has made available to Purchaser true and complete copies of all Material Contracts.

(d) Except as set forth on Schedule 3.16(d), there is no contract, agreement or other arrangement to which Seller or any of the Stockholders is a party or otherwise subject or aware granting any Person any preferential right to purchase, other than in the ordinary course of business consistent with past practice, any of the Purchased Assets.

SECTION 3.17. Insurance. The insurance policies set forth on Schedule 3.17 are in full force and effect, are enforceable, outstanding and valid and are issued by an insurer that is, to Seller’s knowledge, financially sound and reputable, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, Seller has otherwise performed all obligations thereunder and no notice of cancellation or termination has been received by Seller with respect to any such policy. Seller has given notice to such insurer of all claims that may be insured thereby. Such policies are sufficient for compliance with all requirements of applicable Law and all Material Contracts. Such policies will remain in full force and effect through the respective dates set forth on Schedule 3.17 without the payment of additional premiums. Such policies will not in any way be affected by, or terminate or lapse by reason of, this Agreement and the contemplated transactions. Seller has not received any notice that the issuer of any insurance policy is not willing or able to perform its obligations thereunder. Schedule 3.17 sets forth all risks that have been designated by Seller as being self insured with respect to Seller’s business and any reserves established thereunder, as well as the loss experience for all self-insured claims (including the number and aggregate cost of such claims). Seller has not been refused any insurance with respect to the assets or operations of its business, nor has any such coverage been limited or notice been given that a defense will be afforded with reservation of rights, by any insurance carrier to which Seller has applied for any such insurance or with which Seller has carried insurance during the last five years.

SECTION 3.18. Brokers and Finders. Except as set forth on Schedule 3.18, none of Seller, the Stockholders or any of Seller’s officers, directors or employees has employed any investment bank, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement and any other Transaction Agreements.

SECTION 3.19. Affiliate Interests. (a) Except as set forth on Schedule 3.19(a), since December 31, 2005, there have been no transactions, agreements, arrangements, understandings, obligations, liabilities or claims (“Affiliate Arrangements”) between Seller and a Person (i) that is an Affiliate of Seller, or (ii) to Seller’s knowledge with respect to which any Stockholder, or any member of the immediate family of any such Stockholder, owns more than 10% of the voting equity of such Person. All such Affiliate Arrangements were entered into in the ordinary course of business and on commercially reasonable terms and conditions. Any accounts due and payable by Seller to any Affiliate thereof are recorded on the books and records of Seller at their fair market value. Since the Reference Balance Sheet Date, there has been no repayment, forgiveness or other release of a debt owed by or to a Person not at arms-length with Seller or the Stockholders.

(b) Except as set forth on Schedule 3.19(b), none of the stockholders, employee, officer or directors of Seller has any material interest in any property, real or personal, tangible or intangible, including, without limitation, inventions, patents, trademarks or trade names, used in the business of Seller.

SECTION 3.20. Sufficiency of Assets. The Purchased Assets, together with the assets, rights and services to which Purchaser is or will be entitled under this Agreement and the other Transaction Agreements, constitute all of the assets, tangible and intangible, and rights of any nature whatsoever used to operate Seller’s business immediately prior to the Closing Date. Since the Reference Balance Sheet Date, there has not been any significant interruption of the operations of Seller due to inadequate maintenance of any of the Purchased Assets.

SECTION 3.21. Products Liability and Warranty Liability. Except as set forth on Schedule 3.21, Seller has not received any written complaints of any damages to any Person relating to the products, goods or services of Seller. Seller has not received any written product warranty claims with respect to products of Seller during the two years immediately preceding the date hereof. Seller has previously delivered or made available to Purchaser a correct and complete copy of each express warranty relating to any product of Seller.

SECTION 3.22. Disclosure. This Agreement does not contain any untrue statement of material fact with respect to Seller or any Stockholder and does not omit to state any material fact necessary to make any of the representations, warranties or other statements or information with respect to Seller or any Stockholder contained herein not misleading. All of the information set forth in the Disclosure Schedule, and all other information regarding Seller or any Stockholder that has been furnished to Purchaser by or on behalf of Seller is accurate and complete in all material respects, in light of the circumstances under which such information was furnished.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE STOCKHOLDERS

Each Stockholder, severally and not jointly, each as to himself, herself or itself only hereby further represents and warrants to Purchaser that:

SECTION 4.01. Stockholder; Authority. Such Stockholder has the legal right and capacity to enter into this Agreement and the other Transaction Agreements to which it is, or is specified to be, a party at Closing and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by such Stockholder and constitutes the valid, binding and enforceable obligation of such Stockholder, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

SECTION 4.02. Government Filings; No Violation. (a) No notices, reports or other filings are required to be made with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by such Stockholder from any Governmental Authority in connection with the execution, delivery and performance of any transactions contemplated by this Agreement or any other Transaction Agreements by such Stockholder.

(b) The execution, delivery and performance of this Agreement and any other Transaction Agreements to which such Stockholder is, or is specified to be, a party at Closing does not, and the consummation of the transactions contemplated by this Agreement and any other Transaction Agreements to which such Stockholder is, or is specified to be, a party at Closing will not, constitute or result in a breach or violation of any Law or governmental or non-governmental permit or license to which such Stockholder is subject.

SECTION 4.03. Litigation. Except as set forth on Schedule 4.03, such Stockholder has not received notice of any Action by or against such Stockholder and, to the knowledge of such Stockholder, no such Action is threatened that could affect the legality, validity or enforceability of this Agreement and the other Transaction Agreements to which such Stockholder is, or is specified to be, a party at Closing to consummate the transactions contemplated hereby and thereby.

SECTION 4.04. Investment Representations. (a) Such Stockholder understands that the CDT Shares that may be issued to Seller (and that may ultimately be distributed to such Stockholder) pursuant to this Agreement will not have been registered under the Securities Act or any state securities law by reason of specific exemptions under the provisions thereof that depend in part upon the other representations and warranties made by such Stockholder in this Agreement. Such Stockholder understands that Purchaser is relying upon such Stockholder’s representations and warranties contained in this Section 4.04 for the purpose of determining whether or not this transaction meets the requirements for such exemptions.

(b) Such Stockholder is an “accredited Holder” (as defined in Rule 501(a) under the Securities Act) and has such knowledge, skill and experience in business, financial and investment matters so that such Stockholder is capable of evaluating the merits and risks of an investment in the CDT Shares pursuant to the transactions contemplated by this Agreement or to the extent that such Stockholder has deemed it appropriate to do so, such Stockholder has relied upon appropriate professional advice regarding the tax, legal and financial merits and consequences of an investment in CDT Shares pursuant to the transactions contemplated by this Agreement.

(c) Such Stockholder has made, either alone or together with its advisors, such independent investigation of Purchaser and related matters as such Stockholder deems to be, or such advisors have advised to be, necessary or advisable in connection with an investment in the CDT Shares through the transactions contemplated by this Agreement; and such Stockholder and its advisors have received all information and data that such Stockholder and such advisors believe to be necessary in order to reach an informed decision as to the advisability of an investment in the CDT Shares pursuant to the transactions contemplated by this Agreement.

(d) Such Stockholder has reviewed such Stockholder’s financial condition and commitments, alone and together with such Stockholder’s advisors, and, based on such review, such Stockholder is satisfied that (A) such Stockholder has adequate means of providing for such Stockholder’s financial needs and possible contingencies and has assets or sources of income that, taken together, are more than sufficient so that he or she could bear the risk of loss of his, her or its entire investment in the CDT Shares, (B) such Stockholder has no present or contemplated future need to dispose of all or any portion of the CDT Shares to satisfy any existing or contemplated undertaking, need or indebtedness and (C) such Stockholder is capable of bearing the economic risk of an investment in the CDT Shares for the indefinite future. Such Stockholder shall furnish any additional information about such Stockholder reasonably requested by Purchaser to assure the compliance of this transaction with applicable federal and state securities laws.

(e) Such Stockholder understands that the CDT Shares that may be received by Seller (and that may ultimately be distributed to such Stockholder) in the transactions contemplated under this Agreement will be “restricted securities” under applicable federal securities laws and that the Securities Act provide in substance that such Stockholder may dispose of such shares only pursuant to an effective registration statement under the Securities Act, including the Registration Statement, or, if available, in a transaction exempt from or not subject to the registration requirements of the Securities Act. Such Stockholder further understands that applicable state securities laws may impose additional constraints upon the sale of securities. As a consequence, subject to Article X, such Stockholder understands that such Stockholder may have to bear the economic risk of an investment in the CDT Shares to be received by Seller (and that will ultimately be distributed to such Stockholder) pursuant to the transactions contemplated under this Agreement for an indefinite period of time.

(f) Such Stockholder is acquiring CDT Shares pursuant to the transactions contemplated under this Agreement for investment only and not with a view to or intention of or in connection with any resale or distribution of such shares or any interest therein, except pursuant to an effective registration statement under the Securities Act, including the Registration Statement, or, if available, in a transaction exempt from or not subject to the registration requirements of the Securities Act.

(g) Any certificate evidencing the CDT Shares to be issued pursuant to the transactions contemplated under this Agreement shall bear the following legends:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be sold or transferred in the absence of such registration or in a transaction that is exempt from therefrom or not subject thereto under the Securities Act of 1933, as amended, and applicable state securities laws.”

(h) Such Stockholder has had an opportunity to review with its own tax advisors the tax consequences to such Stockholder of the acquisition of the CDT Shares and the other transactions contemplated by this Agreement. Each Stockholder understands that it must rely solely on its advisors and not on any statements or representations by Purchaser or any of its agents. Each Stockholder understands that it (and not Purchaser) shall be responsible for its own tax liability that may arise from the acquisition of the CDT Shares and the other transactions contemplated by this Agreement.

SECTION 4.05. Compliance with Laws. Such Stockholder is not in violation of any Law with respect to the ownership of such Stockholder’s shares of Seller Stock or that would impair such Stockholder or its ability to consummate the transactions contemplated by this Agreement or any other Transaction Agreements to which such Stockholder is, or is specified to be, a party at Closing.

SECTION 4.06. Ownership of Shares. Such Stockholder is the legal and beneficial owner of the Seller Stock set forth opposite such Stockholder’s name on Schedule C.

SECTION 4.07. Brokers and Finders. No Stockholder or any of its officers, directors or employees has employed any investment bank, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement and any other Transaction Agreements.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF PURCHASER

Purchaser hereby represents and warrants to Seller and the Stockholders that:

SECTION 5.01. Organization of Purchaser; Authority; Due Execution. (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other business entity in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where failure to be so qualified or in good standing, when taken together with all other such failures, is not reasonably likely to prevent, materially delay or materially impair Purchaser’s ability to consummate the transactions contemplated by this Agreement.

(b) Purchaser has all requisite power and authority to enter into this Agreement and the other Transaction Agreements to which it is, or is specified to be, a party at Closing and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and any other Transaction Agreements to which it is, or is specified to be, a party at Closing have been duly and validly authorized. This Agreement has been, and each of the other Transaction Agreements to which it is a party when executed and delivered will constitute a valid, binding and enforceable obligation of Purchaser subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

SECTION 5.02. Government Filings; No Violation. (a) No notices, reports or other filings are required to be made with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Purchaser from any Governmental Authority in connection with the execution, delivery and performance of any transactions contemplated by this Agreement or any other Transaction Agreement by Purchaser.

(b) The execution, delivery and performance of this Agreement and any other Transaction Agreements to which Purchaser is, or is specified to be, a party at Closing does not, and the consummation of the transactions contemplated by this Agreement and any other Transaction Agreements to which Purchaser is, or is specified to be, a party at Closing will not, constitute or result in a breach or violation of, or a default (with or without notice, lapse of time or both) under, Seller’s certificate of incorporation or by-laws or other Governing Documents.

SECTION 5.03. Litigation. Except as set forth in Schedule 5.03, no Action by or against Purchaser is pending or, to the knowledge of Purchaser, threatened that could affect the legality, validity or enforceability of this Agreement and the other Transaction Agreements to which Purchaser is, or is specified to be, a party at Closing to consummate the transactions contemplated hereby and thereby.

SECTION 5.04. Brokers and Finders. Neither Purchaser nor any of its officers, directors or employees has employed any investment bank, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement and any other Transaction Agreements.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01. Conduct of Business Prior to Closing. (a) From the date of this Agreement until Closing, Seller agrees to (i) conduct its business in the ordinary course of business and in a manner not representing a new strategic direction for Seller, (ii) pay its debts and Taxes when due, (iii) pay or perform other material obligations when due, and (iv) use all reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and employees and maintain satisfactory relationships with suppliers, customers and others having material business relationships with it in respect of Seller’s business. Without limiting the generality of the foregoing, except with the prior written consent of Purchaser or as set forth in the corresponding subsections of Schedule 6.01, from the date hereof until the Closing Date, Seller shall not:

(i) amend or restate the Governing Documents of Seller;

(ii) enter into any material commitment for capital expenditures or capital leases of Seller in excess of $10,000;

(iii) enter into any Affiliate Arrangements;

(iv) issue or sell any capital stock, notes, bonds or other securities of Seller (or any option, warrant or other right to acquire the same), (ii) redeem, purchase or otherwise acquire directly or indirectly any of the capital stock of Seller or (iii) declare, make or pay any dividends or distributions payable in stock or property to the holders of capital stock of Seller;

(v) merge with, enter into a consolidation with or acquire an interest of 5% or more in any Person or acquire a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquire any material assets other than in the ordinary course of business consistent with past practice;

(vi) effect any restructuring, recapitalization, reclassification, complete or partial liquidation, reorganization, or like change in the capitalization of Seller;

(vii) incur any Indebtedness, except in the ordinary course of business in an amount not to exceed $10,000 in the aggregate;

(viii) make any loan to, guarantee any Indebtedness of, or otherwise incur any Indebtedness on behalf of, any Person;

(ix) fail to pay any creditor any material amount owed to such creditor when due;

(x) grant or announce any increase in the salaries, bonuses or other benefits payable by Seller to any of its directors, officers or employees, other than as required by Law, pursuant to any plans, programs or agreements existing on the date hereof or other ordinary increases consistent with the past practices of Seller;

(xi) change any method of accounting or accounting practice or policy used by Seller, other than such changes required by GAAP;

(xii) make, revoke or change any Tax election or method of Tax accounting, settle or compromise any liability, obtain or modify any Tax ruling, amend any Tax Return or take any action inconsistent with prior practice with respect to Taxes of Seller;

(xiii) enter into any contract that limits the ability of Seller, or would limit the ability of Purchaser after Closing, to compete in or conduct any line of business or compete with any Person in any geographic area or during any period of time;

(xiv) amend, settle or compromise any material claims of Seller or waive any other rights of substantial value to Seller;

(xv) permit or allow any of the Purchased Assets to be subjected to any Encumbrance, other than Encumbrances that will be released at or prior to Closing;

(xvi) except in the ordinary course of business consistent with past practice, discharge or otherwise obtain the release of any Encumbrance related to Seller or pay or otherwise discharge any Liability related to Seller, other than current Liabilities reflected or reserved against on the Reference Balance Sheet and current Liabilities incurred in the ordinary course of business consistent with past practice since the Reference Balance Sheet Date;

(xvii) amend, modify or otherwise change the terms of any existing contract to accelerate the payments due to Seller thereunder;

(xviii) sell, transfer, lease, sublease, license or otherwise dispose of any properties or assets, real, personal or mixed (including leasehold interests and intangible property), other than the sale of inventory in the ordinary course of business consistent with past practice;

(xix) transfer, issue, sell, pledge or dispose of or encumber any shares of capital stock or other securities of Seller upon the exercise of outstanding options, or grant options, warrants, calls or other rights of any kind to purchase or otherwise acquire shares of the capital stock or other securities of Seller;

(xx) fail to maintain Seller’s property and equipment in good repair and operating condition, ordinary wear and tear excepted;

(xxi) cancel, terminate or allow to lapse any insurance policy that covers and Seller’s business operations;

(xxii) amend, modify or consent to the termination of any Material Contract or waive, release or assign any Seller’s rights or claims thereunder other than in the ordinary course of business (other than the Assumed Contracts or pursuant to Section 6.09);

(xxiii) enter into any joint venture, partnership or similar arrangement;

(xxiv) enter into any contract to the extent consummation of the transactions contemplated by this Agreement or compliance by Seller with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Encumbrance in or upon any of the properties or other assets of Seller under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any alteration of, any provision of such contract;

(xxv) knowingly take any action that would reasonably be expected to cause any of the representations and warranties of Seller and any Stockholder not to be true and correct as of the date of such action or as of Closing or otherwise prevent, delay, or impede the consummation of the transactions contemplated hereby;

(xxvi) agree or commit to do any of the foregoing.

SECTION 6.02. Commercially Reasonable Efforts; Restrictions on Transferability. (a) Upon the terms and subject to the conditions set forth in this Agreement, Seller, each Stockholder and Purchaser shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to cause the conditions set forth in Article VII to be satisfied.

(b) Each Stockholder agrees, on behalf of himself, herself or itself, that such Stockholder will not, except as provided in this Agreement, sell, transfer, pledge, hypothecate, or otherwise dispose of or encumber any of the shares of Seller Equity held by such Stockholder.

SECTION 6.03. Expenses and Fees. Whether or not Closing is consummated, all costs and expenses incurred by Purchaser in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by Purchaser (except as provided in Section 10.3) and all costs and expenses incurred by Seller or the Stockholders in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by Seller.

SECTION 6.04. Access to Information and Confidentiality. Upon reasonable notice, and except as may otherwise be required by applicable Law, Seller shall afford Purchaser’s officers, employees, counsel, accountants and other authorized representatives access, during normal business hours throughout the period prior to Closing, to Seller’s properties, books, contracts and records and, during such period, shall furnish or make available promptly to Purchaser all information concerning Seller’s business, properties, results of operations and personnel as may reasonably be requested, provided that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by Seller or any Stockholder. All requests for information made pursuant to this Section shall be directed to an executive officer of Seller or such Person as may be designated by an executive officer of Seller. Purchaser and its Representatives will hold any such information that is nonpublic in confidence pursuant to the terms of the exclusivity agreement, dated December 14, 2006, between Seller and Purchaser (the “Exclusivity Agreement”). Nothing in this Section 6.04 will modify or alter the provisions of the Exclusivity Agreement.

SECTION 6.05. No Solicitation. Subject to the requirements of and compliance with applicable Laws, the Stockholders and Seller shall not, and shall direct each of their respective Affiliates, officers, employees, representatives or agents not to, directly or indirectly, encourage, solicit, initiate or engage in discussions or negotiations with, or provide any non-public information to, any Person concerning any merger, sale of substantial assets, sale of capital shares or similar transactions involving Seller or enter into any agreement with respect thereto. Each Stockholder and Seller will promptly communicate to Purchaser the terms of any proposal that he, she, it or they may receive in respect of all such transactions prohibited by the foregoing.

SECTION 6.06. Employee Matters. Purchaser shall not be obligated to offer employment to any employee of Seller. To the extent Purchaser determines in its sole discretion to make offers of employment to any Designated Employee, such offers shall require such individuals to resign their employment with Seller as a condition precedent for employment with Purchaser. All such individuals who accept offers of employment with Purchaser as of Closing shall be referred to herein as “Transferred Employees”; provided, however, that employees who are disabled on the Closing Date shall not be considered Transferred Employees until they report to work for Purchaser. Seller shall assist Purchaser in effecting such Transferred Employees’ change of employment as of the Closing Date in an orderly fashion. Purchaser shall not assume any assets or liabilities or any other obligation with respect to any employment, bonus, pension, retiree medical, thrift, savings, profit, deferred compensation, stock option, severance, welfare, disability, health, vacation, bonus or other similar plan, understanding or arrangement with respect to any current, former or retired employee of Seller, including any Transferred Employee, and Seller retains all liabilities with respect to all such benefits.

SECTION 6.07. Further Assurances. From time to time, as and when requested by a Party hereto, Seller, each Stockholder and Purchaser shall use their respective commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other Party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement, including executing and delivering such assignments, deeds, bills of sale, assumption agreements, consents, licenses and other instruments as the other Party or its counsel may reasonably request as necessary or desirable for such purpose.

SECTION 6.08. Customer and Other Third Party Consents. Seller and Purchaser shall use their commercially reasonable efforts to obtain at the earliest practicable date the consents and approvals set forth on Schedule 6.08.

SECTION 6.09. Termination of Certain Agreements. Seller shall, effective as of Closing, terminate the agreements set forth on Schedule 6.09.

SECTION 6.10. Corporate Existence. Seller covenants to maintain its corporate existence to the extent necessary to pay all of its Liabilities and otherwise fulfill its obligations, if any, as they become due and payable.

SECTION 6.11. Tax Cooperation and Exchange of Information. After the Closing Date, Seller and Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes, participating in or conducting any audit or other proceeding in respect of Taxes or effectuating the terms of this Agreement. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by Governmental Authorities. Seller and Purchaser shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 6.11. The parties shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating thereto with respect to the Purchased Assets, until the expiration of the statute of limitations (and, to the extent notified by any party, any extensions thereof) with respect to the taxable years to which such Tax Returns and other documents relate and, unless such Tax Returns and other documents are offered and delivered to Seller or Purchaser, as applicable, until the final determination of any Tax in respect of such years. Notwithstanding the foregoing, no party shall be unreasonably required to prepare any document, or determine any information, not then in its possession in response to a request under this Section 6.11. Any information obtained under this Section 6.11 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

SECTION 6.12. Specification Requirements. Purchaser shall use commercially reasonable efforts to develop and agree with the Designated Employees the complete set of specifications for the Drivers.

SECTION 6.13. Security Deposit Amount Payment. Promptly following the Closing, Purchaser shall deliver the Security Deposit Amount by wire transfer in immediately available funds to Seller or, upon the direction of Seller, the Seller Representative.

SECTION 6.14. Seller’s Expenses. From the date of this Agreement until the Closing Date, Purchaser shall pay the expenses of Seller as set forth on Schedule 6.14.

ARTICLE VII

CONDITIONS TO CLOSING

SECTION 7.01. Conditions to Obligations of Seller and the Stockholder . The obligations of Seller and the Stockholder to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to Closing, of each of the following conditions:

(a) Representations and Warranties of Purchaser. The representations and warranties of Purchaser shall be true and correct in all material respects (except for those representations and warranties that have already been qualified with respect to materiality and that shall be true in all respects) as of the date hereof and as of the Closing Date, as if such representations and warranties were made as of the date hereof and as of the Closing Date (except as to any such representation or warranty that speaks as of a specific date, which must be true and correct as of such specific date) and Seller shall have received a certificate signed on behalf of Purchaser by the president or chief executive officer of Purchaser to such effect.

(b) Performance of Obligations. Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Seller shall have received a certificate signed on behalf of Purchaser by the president or chief executive officer of Purchaser to such effect.

(c) Consents and Approvals. Purchaser shall have obtained all consents, authorizations, approvals, orders, licenses, permits and qualifications from, or secured exemptions therefrom, and made all necessary filings, declarations and registrations with, any Governmental Authority or any other Person (if any) required to be obtained or made by or with respect to Purchaser in connection with this Agreement or the consummation of the transactions contemplated hereby.

(d) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement or the Transaction Agreements illegal or otherwise restraining or prohibiting the consummation of such transactions.

SECTION 7.02. Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to Closing, of each of the following conditions:

(a) Representations and Warranties of Seller and the Stockholders. The representations and warranties of Seller and each Stockholder shall be true and correct in all material respects (except for those representations and warranties that have already been qualified with respect to materiality and that shall be true in all respects) as of the date hereof and as of the Closing Date, as if such representations and warranties were made as of the date hereof and as of the Closing Date (except as to any such representation or warranty that speaks as of a specific date, which must be true and correct as of such specific date) and Purchaser shall have received (i) a certificate signed on behalf of Seller by the president or chief executive officer of Seller to such effect and (ii) a certificate signed by the Stockholders to such effect.

(b) Performance of Obligations. (i) Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Purchaser shall have received a certificate signed on behalf of Seller by the president or chief executive officer of Seller to such effect, and (ii) each of the Stockholders shall have performed in all material respects all obligations required to be performed by him, her or it under this Agreement at or prior to the Closing Date.

(c) Termination of Certain Agreements. Seller shall have delivered to Purchaser evidence showing that effective as of Closing the agreements described in Schedule 6.09 have been amended or terminated in accordance with the instructions of Purchaser.

(d) Consents and Approvals. Purchaser shall have received a copy of (i) the resolutions of the Board of Directors of Seller and (ii) resolutions of Seller’s stockholders relating to this Agreement and transactions contemplated hereby, certified by Seller’s Secretary as having been duly and validly adopted and as being in full force and effect, authorizing execution and delivery of this Agreement and performance by Seller of the transactions contemplated hereby.

(e) Contract Assignments. Seller shall have delivered to Purchaser evidence reasonably satisfactory to Purchaser that each Person set forth on Schedule 6.08 has consented to assignment to Purchaser of the Material Contracts set forth opposite such Person’s name.

(f) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions.

(g) Closing Deliveries. Seller shall have delivered to Purchaser at the Closing (i) the Employment Agreements, (ii) the Page Noncompete Agreement, (iii) the Seller Noncompete Agreement, (iii) the Bills of Sale and (iv) the certificates and other instruments and documents contemplated by Section 2.07.

ARTICLE VIII

INDEMNIFICATION

SECTION 8.01. Survival of Representations and Warranties. The representations and warranties of the Parties hereto contained in this Agreement shall survive the Closing for a period of 18 months after the Closing Date; provided, however, that (x) the representations and warranties made pursuant to Sections 3.01, 3.04, 3.18, 4.01, 4.04, 4.07, 5.01 and 5.04 shall survive indefinitely and (y) the representations and warranties made pursuant to Sections 3.09 and 3.15 shall survive Closing until the lapse of the applicable statute of limitations; provided further that any claim made with reasonable specificity by the party seeking to be indemnified within the time periods set forth in this Section 8.01 shall survive until such claim is finally and fully resolved. All covenants and agreements contained herein shall remain in full force and effect indefinitely.

SECTION 8.02. Indemnification by Seller and the Stockholders. Subject to the limits set forth in this Article VIII, from and after Closing, Seller agrees, jointly and severally, and each Stockholder agrees, severally in accordance with their Indemnity Percentage, and not jointly, to indemnify, defend and hold each of Purchaser and its Affiliates and their respective officers, directors, stockholders, employees, agents and representatives (the “Purchaser Indemnified Party”) harmless from and in respect of any and all Losses that they may incur arising out of or due to (a) any breach of any representation or warranty of Seller or of such Stockholder contained in this Agreement, (b) any breach of any covenant of Seller or of such Stockholder contained in this Agreement, (c) liabilities of Seller or such Stockholder for any investment banker’s, broker’s or finder’s fees or other fees and expenses, including, without limitation, legal fees and expenses incurred by Seller or such Stockholder in connection with the transactions contemplated by this Agreement, (d) any

Conveyance Taxes described in Section 2.09, (e) any action of such Stockholder relating to the authorization, execution and delivery of this Agreement and (f) all Liabilities of Seller except for any such Liabilities assumed by Purchaser as provided in Section 2.01(d).

SECTION 8.03. Indemnification by Purchaser. Subject to the limits set forth in this Article VIII, from and after Closing, Purchaser agrees to indemnify, defend and hold Seller, the Stockholders and their respective Affiliates and their respective officers, directors, stockholders, employees, agents and representatives (the “Seller Indemnified Party”) harmless from and in respect of any and all Losses that they may incur arising out of or due to (a) any breach of any representation or warranty of Purchaser contained in this Agreement; and (b) any breach of any covenant of Purchaser contained in this Agreement.

SECTION 8.04. Limits on Indemnification. (a) No Losses shall be recoverable from an Indemnifying Party (i) except in the case of fraud, pursuant to (A) Section 8.02(a) (other than the representations and warranties set forth in Sections 3.01, 3.04, 3.09, 3.15, 3.18, 4.01, 4.04 and 4.07) or (B) Section 8.03(a) (other than the representations and warranties set forth in Sections 5.01 and 5.04) or (ii) pursuant to Section 8.02(b) (other than Sections 6.01, 6.03, 6.05, 6.07, 6.08, 6.09 and 6.10), unless and until, in the case of each of clauses (i) and (ii) above, the aggregate amount of indemnifiable Losses that may be recovered from the Indemnifying Party equals or exceeds $50,000 (in which case the Indemnifying Party shall be entitled to seek compensation for all such Losses, subject to the other clauses of this Section 8.04).

(b) Except in the case of fraud, the maximum amount of indemnifiable Losses that may be recovered from an Indemnifying Party arising out of or resulting from the causes set forth in Section 8.02(a) (other than the representations and warranties set forth in Sections 3.01, 3.04, 3.09, 3.13, 3.15, 3.18, 4.01, 4.04, 4.06 and 4.07) or Section 8.03(a) (other than the representations and warranties set forth in Sections 5.01 and 5.04) shall be limited to 50% of the Purchase Price delivered by Purchaser (and received by Seller) at the time of such Losses;

(c) The maximum amount of indemnifiable Losses that may be recovered from an Indemnifying Party (i) except in the case of fraud, arising out of or resulting from the causes set forth in (A) Section 8.02(a) (other than the representations and warranties set forth in Sections 3.02, 3.03, 3.05, 3.06, 3.07, 3.08, 3.10, 3.11, 3.12, 3.14, 3.16, 3.17, 3.19, 3.20, 3.21, 3.22, 4.02, 4.03 and 4.05) or (B) Section 8.03(a) (other than the representations and warranties set forth in Sections 5.02 and 5.03) or (ii) pursuant to Section 8.02(b) (other than Sections 6.01, 6.03, 6.05, 6.07, 6.08, 6.09 and 6.10) shall be limited to an amount equal to the dollar amount of the Purchase Price delivered by Purchaser (and received by Seller) at the time of such Losses;

(d) Except in the case of fraud, the indemnification provisions of this Article VIII shall be the sole and exclusive remedy of the Indemnified Parties, whether in contract, tort or otherwise, arising under or in connection with this Agreement and the transactions contemplated hereby, including, without limitation, for any inaccuracy or breach of any representation, warranty, covenant or agreement set forth herein; and

(e) None of Purchaser Indemnified Party or the Seller Indemnified Party shall be entitled to recover from the respective other Party hereunder for the same Loss more than once.

Notwithstanding anything to the contrary herein, any indemnification obligation that becomes payable to any Purchaser Indemnified Party pursuant to and in accordance with this Article VIII shall be paid either (at the sole discretion of the Indemnifying Party) in cash or by delivering shares of CDT Shares valued in accordance with Section 2.02(b).

SECTION 8.05. Notice of Loss; Third Party Claims. (a) An Indemnified Party (as defined below) shall give the Indemnifying Party (as defined below) notice of any matter that an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 30 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

(b) If there occurs an event that a party asserts is an indemnifiable event pursuant to 8.02 or 8.03, the party or parties seeking indemnification from any such party (an “Indemnified Party”) shall notify the other party or parties obligated to provide indemnification (the “Indemnifying Party”) promptly, but no later than 30 days, after such Indemnified Party receives written notice of any claim, event or matter as to which indemnity may be sought; provided that the failure of the Indemnified Party to give notice as provided in this Section 8.05 shall not relieve any Indemnifying Party of its obligations under Article VIII, except to the extent that such failure materially prejudices the rights of any such Indemnifying Party. In the event of any claim, action, suit, proceeding or demand asserted by any person who is not a party (or a successor to a party) to this Agreement (a “Third Party Claim”) that is or gives rise to an indemnification claim, the Indemnifying Party may elect within 30 days of its receipt of such written notice from an Indemnified Party to acknowledge its obligations to indemnify the Indemnified Party therefor (subject to the limitations set forth in Article VIII including Section 8.04) and to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may reasonably participate in such defense at the Indemnified Party’s expense, which shall include counsel of its choice; provided that the Indemnified Party shall have the right to employ, at the Indemnifying Party’s expense, one counsel of its choice in each applicable jurisdiction (if more than one jurisdiction is involved) to represent the Indemnified Party if, based on the advice of outside counsel, there exists an actual or potential conflict of interest between the Indemnified Party and the Indemnifying Party or if the Indemnifying Party (i) elects in writing not to defend, compromise or settle a Third Party Claim, (ii) fails to notify the Indemnified Party within the required time period of its election as provided in this section, or (iii) having timely elected to defend a Third-Party Claim, fails after at least ten days written notice to the Indemnifying Party, to reasonably prosecute or pursue such defense, and in each such case the Indemnified Party may defend such Third Party Claim on behalf of and for the account and risk of the Indemnifying Party, provided, further, that, if (i) there is any change in such Third Party Claim or (ii) in the course of defending such claim, the Indemnifying Party becomes aware of facts or information that were not reasonably available to the Indemnifying Party prior to its assumption of the defense of such Third Party Claim, as a result of which the Indemnifying Party reasonably determines that such Losses would not be indemnifiable Losses, the Indemnifying Party may notify the Indemnified Party of this determination reasonably promptly after such determination and the Indemnified Party shall assume the defense of the Third Party Claim and the Indemnified Party’s prior acknowledgment with respect to the indemnifiable nature of such Third Party Claim shall be of no effect. The Indemnifying Party, in the defense of any such claim or litigation, shall not, except with the consent of the Indemnified Party, not to be unreasonably withheld, consent to entry of any judgment or entry into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release from all Liability in respect of such claim or litigation. The Indemnified Party shall not settle or compromise any such claim without prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnified Party shall furnish such information regarding itself or the claim in question as the Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

SECTION 8.06. Offset Rights. (a) Purchaser shall have the right to offset against the First Milestone Amount and the Second Milestone Amount for the amount of any Losses of a Purchaser Indemnified Party pursuant to this Article VIII.

(b) The parties agree that the First Milestone Amount and the Second Milestone Amount shall serve as security for the indemnification obligations of Seller and the Stockholders under this Article VIII, and any indemnity payment due to Purchaser under this Article VIII shall, at the election of Purchaser, be paid on behalf of Seller or any Stockholder, as the case may be, to Purchaser. To the extent that the amounts that become due and payable to Purchaser under this Article VIII exceed the amount of First Milestone Amount and the Second Milestone Amount then available to pay such amounts, then Seller and the Stockholder shall pay such excess amounts to Purchaser directly. Neither the exercise nor the failure to exercise such right of setoff or to give a notice of claim will constitute an election of remedies or limit Purchaser in any manner in the enforcement of any other remedies that may be available to it.

SECTION 8.07. Tax Treatment of Indemnity Payments. All indemnification payments under this Article VIII shall be deemed adjustments to the Purchase Price for United States federal, state and local income tax purposes.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01. Termination. Anything contained in this Agreement other than this Section 9.01 to the contrary notwithstanding, this Agreement may be terminated in writing any time prior to Closing:

(a) by the mutual written consent of Seller and Purchaser;

(b) by Purchaser or Seller if Closing shall not have been consummated by January 5, 2007 (the “Closing Deadline”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(b) shall not be available to any Party whose failure to perform any of its obligations under this Agreement results in the failure of Closing to be consummated by such date and for the purposes of this Section 9.01(b), the failure to perform by any of the Stockholders shall be considered to be a failure of Seller to perform and vice versa;

(c) by Purchaser, if any Stockholder or Seller shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Sections 7.02(a) and 7.02(b) and (B) is incapable of being cured by such Stockholder or Seller or is not cured by such Stockholder or Seller within 15 days or prior to the Closing Deadline, whichever is earlier, following receipt of written notice from Purchaser of such breach or failure to perform; or

(d) by Seller, if Purchaser shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Sections 7.01(a) and 7.01(b) and (B) is incapable of being cured by Purchaser or is not cured by Purchaser within 15 days or prior to Closing Deadline, whichever is earlier, following receipt of written notice from Seller of such breach or failure to perform.

SECTION 9.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 9.01, this Agreement and the Exclusivity Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (a) as set forth in Section 6.03 and Article IX and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement occurring prior to such termination.

ARTICLE X

REGISTRATION RIGHTS

SECTION 10.01. Registration Statement.

(a) Promptly after the Closing Date, Purchaser shall prepare and file with the Commission pursuant to the Securities Act a registration statement on Form S-3 (or an amendment to another registration statement on Form S-3 previously filed with the Commission), unless Purchaser is not then eligible to register for resale the CDT Shares on Form S-3, in which case such registration shall be on another appropriate form in accordance with the Securities Act (any such registration statement or amendment, as amended or supplemented, the “Registration Statement”), covering the resale of all of the CDT Shares for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act.

(b) Purchaser shall use its commercially reasonable efforts to (i) cause the Registration Statement to be declared effective by the Commission as promptly as possible after the filing thereof, but in any event prior to the date that is 100 days after the Closing Date, unless the Registration Statement is reviewed by the Commission, in which case 160 days after the Closing Date, and (ii) subject to Section 10.01(d), keep the Registration Statement continuously effective under the Securities Act until the earliest of (A) the date that all CDT Shares covered by the Registration Statement have been resold and (B) the expiration of the holding period that would be applicable to Persons that are not Affiliates of Purchaser pursuant to Rule 144(k) under the Securities Act (the “Effectiveness Period”).

(c) Purchaser shall notify each Person owning or having the right to acquire CDT Shares (initially Seller) or any assignee thereof in accordance with Section 10.06 (each such Person, a “Holder”) in writing promptly (and in any event within two Business Days) after receiving notification from the Commission that the Registration Statement has been declared effective under the Securities Act.

(d) Notwithstanding anything in this Agreement to the contrary, Purchaser may, by written notice to the Holders, suspend sales under the Registration Statement after the date that it is first declared effective by the Commission (the “Effective Date”) or require that the Holders immediately cease the sale of CDT Shares pursuant thereto or defer the filing of any post-effective amendment to the Registration Statement as a result of pending material corporate developments or similar material events if Purchaser’s Board of Directors determines in good faith, by appropriate resolutions, that, as a result of such events, (i) it would be materially detrimental to Purchaser to maintain a Registration Statement at such time or (ii) it is in the best interests of Purchaser to suspend sales under the Registration Statement at such time. Upon receipt of such notice, each Holder shall immediately discontinue any sales of CDT Shares pursuant to the Registration Statement until such Holder (A) has received copies of a supplement or amendment to the Registration Statement or the prospectus included therein (including any supplement or amendment to and any documents incorporated by reference or deemed to be incorporated by reference in such prospectus (the “Prospectus”) or (B) is advised in writing by Purchaser that the then-current Prospectus may be used. In no event, however, shall this right be exercised to suspend sales beyond the period during which (in the good faith determination of Purchaser’s Board of Directors) the failure to require such suspension would be materially detrimental to Purchaser. Purchaser’s rights under this Section 10.01(d) may be exercised for a period of no more than 45 days at a time and not more than three times in any twelve-month period. In addition, Purchaser may, by written notice to the Holders, suspend sales under the Registration Statement after the Effective Date or require that the Holders immediately cease the sale of CDT Shares pursuant thereto to the extent necessary to file any post-effective amendment to the Registration Statement in order to amend the table of selling Holders within the Registration Statement to reflect transfers of CDT Shares. Immediately after the end of any suspension period under this Section 10.01(d), Purchaser shall take all necessary actions (including filing any required supplement or amendment to the Prospectus) to restore the effectiveness of the Registration Statement and the ability of the Holders to resell their CDT Shares pursuant to the Registration Statement.

(e) It shall be a condition precedent to the obligations of Purchaser to take any action pursuant to this Article X that the selling Holders furnish to Purchaser such information regarding such Holders, the CDT Shares held by them and their intended method of disposition of such CDT Shares (which may not be underwritten) as shall be required to effect the registration thereof under the Securities Act. A Holder may at such time inform Purchaser that such Holder wishes to exclude all or a portion of the CDT Shares held by such holder from the Registration Statement.

SECTION 10.02. Registration Procedures.

In connection with Purchaser’s registration obligations under this Article X, Purchaser shall:

(a) Subject to Section 10.01(d), (i) prepare and file with the Commission such amendments, including post-effective amendments, to the Registration Statement and the Prospectus as may be necessary to keep the Registration Statement continuously effective for the Effectiveness Period; (ii) prepare and file with the Commission any supplements to the Prospectus required under the Securities Act pursuant to Rule 424 thereunder; (iii) respond as promptly as reasonably possible to any comments received from the Commission with respect to the Registration Statement or any amendment thereto; and (iv) comply in all material respects with the provisions of the Securities Act and the Exchange Act with respect to the disposition of the CDT Shares covered by the Registration Statement during the applicable period in accordance with the permitted methods of disposition by the Holders thereof set forth in the Registration Statement as so amended or in the Prospectus as so supplemented.

(b) Notify each Holder as promptly as reasonably possible of any of the following events: (i) the Commission notifies Purchaser whether there will be a “review” of the Registration Statement; (ii) the Commission comments in writing on the Registration Statement; (iii) the Registration Statement or any post-effective amendment is declared effective; (iv) the Commission or any other Federal or state governmental authority requests any amendment or supplement to the Registration Statement or the Prospectus or requests additional information related thereto; (v) the Commission issues any stop order suspending the effectiveness of the Registration Statement or initiates any proceedings for that purpose; and (vi) Purchaser receives notice of any suspension of the qualification or exemption from qualification of any of the CDT Shares for sale in any jurisdiction or the initiation or threat of any proceeding for such purpose.

(c) Use its reasonable best efforts to avoid the issuance or, if issued, obtain the withdrawal of (i) any order suspending the effectiveness of the Registration Statement or (ii) any suspension of the qualification (or exemption from qualification) of any of the CDT Shares for sale in any jurisdiction, as promptly as reasonably possible.

(d) If requested by a Holder, provide such Holder, without charge, at least one conformed copy of the Registration Statement and each amendment thereto, including financial statements and schedules, and all exhibits to the extent requested by such Person (including those previously furnished or incorporated by reference) promptly after the filing thereof with the Commission.

(e) Promptly deliver to each Holder, without charge, as many copies of the Prospectus as such Persons may reasonably request. Purchaser hereby consents to the use of the Prospectus by each of the selling Holders in connection with the offering and sale of the CDT Shares covered by the Prospectus to the extent permitted by federal and state securities laws and regulations.

(f) Prior to any public offering of CDT Shares, use its reasonable best efforts to register or qualify or cooperate with the selling Holders in connection with the registration or qualification (or exemption from such registration or qualification) of such CDT Shares for offer and sale under the securities or Blue Sky laws of such jurisdictions within the United States as any Holder requests in writing, to keep each such registration or qualification (or exemption therefrom) effective for so long as required, but not to exceed the duration of the Effectiveness Period, and to do any and all other acts or things reasonably necessary or advisable to enable the disposition in such jurisdictions of the CDT Shares covered by the Registration Statement; provided, however, that Purchaser shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

(g) Cooperate with any Holder to facilitate the timely preparation and delivery of certificates representing CDT Shares to be delivered under the Registration Statement to a transferee permitted pursuant under Section 10.06, which certificates shall be free, to the extent permitted by this Article X and under law, of all restrictive legends, and to enable such CDT Shares to be in such denominations and registered in such names as any Holder may reasonably request.

SECTION 10.03. Registration Expenses. Purchaser shall pay all fees and expenses incident to the performance of or compliance with this Article X, including, without limitation, (a) all registration, listing and filing fees and expenses, (b) printing expenses (including, without limitation, expenses of printing certificates for CDT Shares), (c) messenger, telephone and delivery expenses, (d) fees and disbursements of counsel for Purchaser and (e) fees and expenses of all other Persons retained by Purchaser in connection with the consummation of the transactions contemplated by this Article X.

SECTION 10.04. Indemnification.

(a) Indemnification by Purchaser. Purchaser shall indemnify and hold harmless each Holder, the officers, directors, partners, members, agents and employees of each of them, each Person who controls any such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, partners, members, agents and employees of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all Losses (as determined by a court of competent jurisdiction in a final judgment not subject to appeal or review) arising solely out of any untrue statement of a material fact contained in the Registration Statement or the Prospectus or any amendment or supplement thereto, or arising solely out of any omission of a material fact required to be stated therein or necessary to make the statements therein (and, in the case of the Prospectus, in the light of the circumstances under which they were made) not misleading, except to the extent, but only to the extent, that (A) such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding such Holder furnished in writing to Purchaser by such Holder for use therein, or to the extent that such information relates to such Holder or such Holder’s proposed method of distribution of CDT Shares or (B) such Losses arise out or relate to the use by such Holder of the Prospectus after receipt by such Holder of the notice from Purchaser pursuant to Section 10.05 and prior to the receipt by such Holder of the Advice related to such notice.

(b) Indemnification by Holders. Each Holder shall, severally and not jointly, indemnify and hold harmless Purchaser, its directors, officers, agents and employees, each Person who controls Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling Persons, to the fullest extent permitted by applicable law, from and against all Losses (as determined by a court of competent jurisdiction in a final judgment not subject to appeal or review) arising solely out of any untrue statement of a material fact contained in the Registration Statement or the Prospectus or any amendment or supplement thereto, or arising solely out of any omission of a material fact required to be stated therein or necessary to make the statements therein (and, in the case of the Prospectus, in the light of the circumstances under which they were made) not misleading, but only to the extent that (i) such untrue statements or omissions are based upon information regarding such Holder furnished to Purchaser by such Holder expressly for use therein, or to the extent that such information relates to such Holder or such Holder’s proposed method of distribution of CDT Shares and was reviewed and expressly approved by such Holder expressly for use in the Registration Statement or the Prospectus or any amendment or supplement thereto or (ii) such Losses arise out or relate to the use by such Holder of the Prospectus after receipt by such Holder of the notice from Purchaser pursuant to Section 10.05 and prior to the receipt by such Holder of the Advice related to such notice.

(c) Conduct of Indemnification Proceedings. Promptly after receipt by an indemnified party under this Section 10.04 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 10.04, deliver to such indemnifying party a written notice of the commencement thereof and such indemnifying party shall have the right to participate in and, to the extent such indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that such indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by such indemnifying party, if representation of such indemnified party by the counsel retained by such indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure of the indemnified party to deliver written notice to such indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to such indemnified party under this Section 10.04.

SECTION 10.05. Dispositions. Each Holder agrees that it will comply with any prospectus delivery requirements of the Securities Act as applicable to it in connection with sales of CDT Shares pursuant to the Registration Statement. Each Holder further agrees that, upon receipt of a written notice from Purchaser (a) of the occurrence of any event of the kind described in Sections 10.02(b)(v) or 10.02(b)(vi) or (b) that the financial statements included in the Registration Statement become ineligible for inclusion therein or the Registration Statement or the Prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, such Holder will discontinue disposition of such CDT Shares under the Registration Statement until such Holder is advised in writing (the “Advice”) by Purchaser that the use of the Prospectus may be resumed and has received copies of any documents that are incorporated or deemed to be incorporated by reference in the Prospectus. Purchaser may provide appropriate stop orders to enforce the provisions of this Section 10.05.

SECTION 10.06. Assignment. The rights to cause Purchaser to register the CDT Shares pursuant to this Article X may be assigned by any Holder who transfers CDT Shares held by such Holder if such transfer does not require an amendment or supplement to the Registration Statement or the Prospectus, provided that, in each case, Purchaser is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the CDT Shares with respect to which such rights are being assigned. Any such assignment shall be effective only if immediately following such transfer the further disposition of such CDT Shares by such transferee is restricted under the Securities Act.

SECTION 10.07. Termination of Registration Rights. Purchaser’s obligations pursuant to this Article X (other than those in Section 10.04) shall terminate as to any Holder on the earlier of (a) when such Holder can sell all of the CDT Shares held by such Holder pursuant to Rule 144 under the Securities Act during any three-month period and (b) the expiration of the Effectiveness Period.

SECTION 10.08. Waivers. The observance of any term of this Article X may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of Purchaser and the Holders of a majority of the CDT Shares then outstanding. Any amendment or waiver effected in accordance with this Section 10.08 shall be binding upon each Holder of any CDT Shares then outstanding, each future Holder of all such CDT Shares and Purchaser.

ARTICLE XI

GENERAL PROVISIONS

SECTION 11.01. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.01):

(a) if to Seller:

Next Sierra, Inc.

932 Trophy Drive

Mountain View, CA 94040

Telecopy: +650-960-3551

Attention: Richard A. Page

with a copy to:

Daniel D. Meyers, Esq.

10 Spiros Way

Menlo Park, California 94025

Telecopy: +866-232-9228

(b) if to any Selling Stockholder:

932 Trophy Drive

Mountain View, CA

Telecopy: +650-960-3551

Attention: Richard A. Page

Electronic Mail: rp6227@yahoo.com and/or rp3765t@yahoo.co.jp with a copy to:

Jefferson Flowers

Electronic Mail: jeff@flowerslabs.com

And

Singleton Group, LLC

Electronic Mail: doncalif@aol.com;

(c) if to Purchaser:

Cambridge Display Technology, Inc.

Building 2020

Cambourne Business Park

Cambridge

CB23 6DW

United Kingdom

Telecopy: +44 (0) 1954 713618

Attention: Michael Black

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP

1540 Broadway

New York, New York 10036

Telecopy: +212-858-1500

Attention: Todd W. Eckland, Esq.

SECTION 11.02. Public Announcements. No party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the other party unless otherwise required by Law or applicable stock exchange regulation, and the parties to this Agreement shall cooperate as to the timing and contents of any such press release, public announcement or communication.

SECTION 11.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement considered in their entirety is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

SECTION 11.04. Entire Agreement. This Agreement, the Transaction Agreements and the Exclusivity Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between Seller and Purchaser with respect to the subject matter hereof and thereof.

SECTION 11.05. Assignment. This Agreement and the interests, obligations and rights hereunder shall not be assignable or transferable in whole or in part by any party (including by operation of applicable Law) without the prior written consent of the other parties. Any attempted assignment in violation of this Section 11.05 shall be void.

SECTION 11.06. Amendment. This Agreement (other than the provisions of Article X) may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, Seller and Purchaser or (b) by a waiver in accordance with Section 11.07.

SECTION 11.07. Waiver. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

SECTION 11.08. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied (including the provisions of Article VIII relating to indemnified parties), is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

SECTION 11.09. Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

SECTION 11.10. Governing Law and Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of New York without reference to such state’s principles of conflicts of law. Each party hereby irrevocably submits to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the State, City and County of New York solely in respect of the interpretation and enforcement of the provisions of the Agreement and of the documents referred to in this Agreement, and hereby waives any objection based on improper venue or forum non conveniens to the conduct of proceedings in any such court.

SECTION 11.11. Dispute Resolution. Any dispute between the parties with respect to this Agreement shall be settled by arbitration conducted by three arbitrators. Within 15 days after written demand for arbitration is sent by one party to the other, Purchaser and Seller shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The parties shall endeavor to complete arbitration within 60 days after delivery of written notice demanding arbitration. The decision of the arbitrators shall be binding and conclusive upon the parties. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Cambridge, England under the commercial arbitration rules then in effect of and administered by the American Arbitration Association. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including, without limitation, attorney’s fees and costs, reasonably incurred by the other party to the arbitration. This agreement to arbitrate shall not be construed to deprive any court of its jurisdiction to grant provisional relief (including injunctive relief) in aid of arbitration proceedings.

SECTION 11.12. Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed by facsimile signature(s).

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

NEXT SIERRA, INC.

By:	/S/ RICHARD A. PAGE
Name: Richard A. Page
Title: President

CAMBRIDGE DISPLAY TECHNOLOGY, INC.

By:	/S/ STEPHEN B. CHANDLER
Name: Stephen B. Chandler
Title: Vice-President Legal & IP

SINGLETON GROUP, LLC

/S/ DONALD E. RUGG
By: Donald E. Rugg, Manager

/S/ JEFFERSON S. FLOWERS
JEFFERSON S. FLOWERS

[Signature Page to the Asset Purchase Agreement]